The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-114559
SUBJECT TO COMPLETION AND AMENDMENT
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED JANUARY 10, 2006
(To Prospectus Dated November 18, 2004)
4,110,000 shares of Class A Common Stock and
Warrants to purchase 4,110,000 shares of Class A Common Stock
      We are offering 4,110,000 shares of our Class A common stock and warrants to purchase 4,110,000 additional shares of our Class A common stock. Each investor will receive a warrant to purchase one share of our Class A common stock, at an exercise price of $           per share, for each share of Class A common stock purchased. This prospectus supplement also covers the offer and sale of 4,110,000 shares of our Class A common stock issuable upon exercise of the warrants. Our warrants are not listed for trading. Our Class A common stock is listed on the Nasdaq National Market under the symbol “BPUR.” On January 10, 2006, the last reported sale price per share of our Class A common stock on the Nasdaq National Market was $0.96.

      Investing in our Class A common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of important risks that you should consider before making an investment decision.

      We have agreed to pay the underwriters fees set forth in the table below and to issue to them warrants to purchase Class A common stock and to provide them with indemnification as described in “Plan of Distribution” in this prospectus supplement. This prospectus supplement also covers the issuance of such warrants to the underwriters and the offer and sale of the shares of our Class A common stock issuable upon the exercise those warrants.

Per Share of Class A
Common Stock and
	Associated Warrant*	Total*

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to Biopure	$	$
* Table excludes shares of Class A common stock issuable on exercise of warrants offered hereby.
      We expect to deliver the shares of Class A common stock and warrants against payment on or about January      , 2006.

      The Securities and Exchange Commission and state regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

DAWSON JAMES	NOBLE INTERNATIONAL

SECURITIES, INC.	INVESTMENTS, INC.
The date of this prospectus supplement is January      , 2006

ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus dated November 18, 2004 and any amendments to such prospectus. This prospectus supplement provides supplemental information regarding the Company, updates and changes information contained in the accompanying prospectus and describes the specific terms of this offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. We incorporate by reference important information into this prospectus supplement and the accompanying prospectus. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information.” You should carefully read both this prospectus supplement and the accompanying prospectus, as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our Class A common stock and warrants to purchase shares of our Class A common stock. If the information in, or incorporated by reference in, this prospectus supplement conflicts with information in the accompanying prospectus or a document incorporated by reference herein or therein, the information in, or incorporated by reference in, this prospectus supplement shall control. All references in this prospectus supplement to “Biopure,” “the Company,” “we,” “us” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the applicable dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or the time of any sale of our Class A common stock or warrants to purchase Class A common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
      The content of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Before you decide to invest in our Class A common stock and warrants to purchase our Class A common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.
The Company
      Biopure Corporation develops, manufactures and markets oxygen therapeutics, a new class of pharmaceuticals that are administered intravenously into the circulatory system to increase oxygen transport to the body’s tissues. Using our patented and proprietary technology, we have developed and manufacture two products: Hemopure® [hemoglobin glutamer - 250 (bovine)] or HBOC-201, for human use, and Oxyglobin® [hemoglobin glutamer - 200 (bovine)] or HBOC-301, for veterinary use. We are headquartered and operate a cGMP (current good manufacturing practices) manufacturing facility in Cambridge, Massachusetts.
      Hemopure is approved in South Africa for the treatment of adult surgical patients who are acutely anemic and for the purpose of eliminating, reducing or delaying the need for allogenic red blood cell transfusion in these patients. Hemopure is currently being developed for the management of patients with acute cardiovascular ischemia and patients in hemorrhagic shock resulting from traumatic injury, including as an early intervention to provide immediate oxygen-carrying support in the out-of-hospital setting.
      Oxyglobin is approved by the United States Food and Drug Administration, or FDA, and the European Commission, for the treatment of anemia in dogs.
      Medical conditions such as anemia or ischemia can compromise the delivery of oxygen to the body’s tissues. Anemia is a decrease in the concentration of red blood cells in the circulation caused by blood loss (for example from injury or surgery) or by other disorders. Ischemia is a decrease or lack of red blood cell flow to an organ or body part due to obstructed or constricted blood vessels, as in heart attack, stroke and certain medical procedures. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.
Recent Developments

Out-of-Hospital Trauma
      The U.S. Naval Medical Research Center (NMRC) submitted an investigational new drug application (IND) to the FDA Center for Biologics Evaluation and Research (CBER) for review in June 2005. The IND seeks FDA authorization to conduct a government-funded, NMRC-sponsored clinical trial called RESUS (Restore Effective Survival in Shock), which is intended to assess the safety and efficacy of Hemopure in reducing morbidity and mortality in severely injured patients experiencing hemorrhagic shock (acute blood loss) in the pre-hospital or out-of-hospital setting. The IND was placed on clinical hold by the FDA in July 2005, primarily due to the agency’s concerns about safety and the risk-benefit profile in this patient population. “Safety” means relative freedom from harmful effect taking into consideration the character of the product in relation to the recipient. The “risk-benefit” analysis is an assessment of whether the risks associated with the clinical trial are reasonable in light of what is known about the preclinical and clinical profile of Hemopure.
      The NMRC, in consultation with its RESUS advisory board of trauma, emergency medicine and critical care experts and Biopure scientists, modified the proposed protocol and submitted a response to CBER’s clinical hold letter in September 2005. After reviewing the response, CBER maintained the clinical hold in October 2005. The agency noted that “the only practicable path forward” for this trial is to develop a new, less vasoactive product formulation, the first time it has stated this opinion. Vasoactivity is the causing of constriction or dilation of blood vessels.
      On November 28, 2005 NMRC staff, Biopure scientists and military and academic trauma experts from the NMRC’s RESUS advisory board met with FDA staff to address the agency’s concerns and present the medical and scientific basis for proceeding with the proposed trial. The RESUS advisory board independently evaluated clinical and preclinical data on the product and designed the proposed trial. A senior FDA official is further examining the risk-benefit profile and has requested a summary of data supporting the Navy’s position for moving forward with the trial.
      RESUS is designed as a single-blinded, multi-center, randomized, controlled, Phase 2b/3 clinical trial. Patients would be randomized to receive either Hemopure or standard therapy (crystalloid solution) at the scene of the injury and during transport to the hospital. The trial would require an exception from informed consent and would include a community consultation and disclosure program, as defined in federal regulations 21 CFR 50.24-25.
      We believe the product has a potentially favorable risk-benefit profile, and we continue to work with the NMRC to explore all options for addressing the FDA’s comments on the proposed trial.
      On December 30, 2005, President Bush signed the FY2006 Defense Appropriations Bill, which includes $4.0 million in Congressional funding for the U.S. Navy to continue research and development of Hemopure for potential use in military and civilian trauma applications.

Ischemia
      Our clinical development strategy for ischemia is to conduct parallel pilot trials of Hemopure to assess the potential of several ischemia indications (wound healing, acute coronary ischemia and cardiac surgery) before committing funding for advanced trials. These pilot trials are designed to provide preliminary safety and efficacy data to help us select a lead indication for further development. The main difference in these trials versus previous trials is that Hemopure is being administered as an oxygen-carrying drug rather than as a red blood cell replacement.
      We are currently pursuing our ischemia development program in Europe and South Africa. We completed the first pilot trial earlier this year, and we recently received regulatory authorizations to initiate three additional trials.

•	Peripheral Limb Ischemia Both the United Kingdom and the South African regulatory bodies have authorized a clinical trial to assess the safety and feasibility of Hemopure in increasing the incidence of complete wound healing and reducing the incidence of subsequent amputations in patients with severe peripheral vascular disease who are undergoing limb amputation below or through the knee joint. The hypothesis is that the product will promote wound healing by transporting oxygen through partially blocked arteries to oxygen-deprived tissues.

In this multi-center, single-blinded, parallel-group, placebo-controlled study, 100 patients will be randomized to receive either a control colloidal solution (6% hetastarch) or 32.5 grams of hemoglobin in the form of Hemopure before surgery, followed by the same dose daily for three days. Patients will be monitored until discharged from the hospital and at 15, 30 and 60 days post surgery, with survival and quality of life information collected at three and six months post surgery. The primary safety endpoint is mortality at 60 days. Secondary endpoints include additional safety, quality of life and pharmacoeconomic assessments. An independent data safety monitoring board will monitor safety throughout the study.

•	Percutaneous Coronary Intervention In Europe, we have completed a 45-patient pilot trial designed to assess the safety and feasibility of Hemopure in patients with single-vessel coronary artery disease who were undergoing angioplasty and stent procedures, or percutaneous coronary intervention (PCI). The principal investigator and other European interventional cardiologists who conducted this trial intend to conduct the next pilot trial in PCI patients with multi-vessel disease. The Belgian regulatory body has authorized us to initiate this next trial, which is designed as a randomized, placebo-controlled, cross-over, open-label Phase 2 trial in patients undergoing intra-coronary (IC) balloon angioplasty. The objective is to capture additional safety and preliminary efficacy data to support subsequent trials in patients experiencing a heart attack. The hypothesis is that Hemopure may improve oxygenation and heart function during coronary blockages.

In the catherization laboratory, 20 patients will receive IC administration of both Hemopure and a placebo (heparin) but will be blinded to the order of their administration. Both drugs will be infused through the central lumen of a dilated catheter at the same flow rate. Patients will be monitored up to hospital discharge or four days, whichever occurs first. The primary endpoint is to study whether IC delivery of Hemopure lessens ischemia as measured by standard electrocardio-

graphic (ECG) and cardiac function tests. Secondary endpoints include various measures of hemodynamics and safety. An independent data safety monitoring board will monitor safety throughout the study.

•	Cardiopulmonary Bypass Surgery Both the U.K. and Greece have authorized our Phase 2 clinical trial protocol for a non-randomized, multi-center, prospective registry of patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery. This pilot trial is designed to assess the safety and feasibility of Hemopure in reducing heart damage, as measured by cardiac enzyme (CK-MB) elevation, and enhancing tissue preservation during cardiopulmonary bypass. Secondary endpoints include measurements of major adverse cardiac events, kidney function, transfusion requirements, cognitive impairment and length of hospital stay.

In the trial, a total of 60 patients will be consecutively enrolled in two groups to receive either standard-of-care treatment or intravenous administration of approximately 60 grams of hemoglobin in the form of Hemopure prior to cardiopulmonary bypass. Patients will be monitored until hospital discharge or six days, whichever occurs first, with a follow-up assessment at 30 days post-surgery. An independent data safety monitoring committee will monitor safety throughout the study period.

We plan to apply in mid-2006 for regulatory approval to market our investigational oxygen therapeutic Hemopure in Europe for the treatment of acute anemia in elective orthopedic surgery patients, an indication we are not currently pursuing in the United States.

Litigation

SEC Injunctive Proceeding
      On September 14, 2005, the U.S. Securities and Exchange Commission (SEC) filed a civil injunctive proceeding against Biopure, two former officers and one current officer. The SEC is seeking a permanent injunction restraining and enjoining the defendants from violating or aiding and abetting violations of federal securities laws, a civil monetary penalty from each of the defendants, and an order barring the former and current officer defendants from serving as officers or directors of any publicly-traded company. The complaint does not specify the amount of the civil monetary penalty sought.
      A principal claim by the SEC is that the Company should have disclosed in April 2003 that the FDA put on hold a proposed clinical trial of Hemopure in trauma patients in the hospital setting. Under FDA regulations, a proposed trial is either placed on hold within 30 days or it may proceed as submitted. When the FDA communicated the hold, it asked data questions described as “safety concerns.” The Company’s position is that it was not required to disclose the hold status of the proposed trial in a new indication. The Company did not disclose the filing of the proposed protocol. It is not uncommon for there to be a dialogue with the FDA over a proposed trial. The Company did not view the data questions or the proposed trial itself to be material to an investment decision, as opposed to normal back-and-forth between the FDA and clinical trial sponsors. In addition, in-hospital trauma was not planned as an indication for commercial development, and the Company spent an insignificant amount of resources on the proposed trial.
      When the protocol for the in-hospital trauma trial was filed, the FDA designated it as a separate investigational new drug application (IND) from the Company’s then-pending biologics license application (BLA) for a proposed orthopedic surgery indication. The FDA questions about data were asked in the context of the in-hospital trauma IND and referred to data that had been submitted in the BLA. The Company intends to prove that the FDA questions were specific to the in-hospital trauma IND, and the FDA was not addressing the status of the orthopedic surgery BLA in its communications about the IND.
      The in-hospital trauma IND at issue in the SEC action was withdrawn by the Company in November 2003.
      A second contention in the SEC suit concerns a separate communication by the FDA with the Company about the orthopedic surgery BLA. The SEC staff has claimed that, in its view, the Company’s disclosures concerning a July 30, 2003 FDA letter about the BLA were too positive in tone.

      The Company differs with the SEC about the allegations in the SEC complaint and is defending the case vigorously. In October, we filed an answer to the SEC complaint and in December we filed a motion for partial summary judgment. We are pressing to move the case speedily.
     Private Class Action and Derivative Litigation
      Following the Company’s announcement in December 2003 that it was being investigated by the SEC, the Company, two directors (one a former director), its former Chief Executive Officer, its former Chief Technology Officer and its former Chief Financial Officer were named as defendants in a number of similar, purported class action complaints, filed between December 30, 2003 and January 28, 2004 (the “Complaints”), in the U.S. District Court for the District of Massachusetts (the “Court”) by alleged purchasers of the Company’s common stock. Those complaints have since been consolidated in a single action. The consolidated complaint claims that the Company violated the federal securities laws based on the same allegations pursued by the SEC. The complaint does not specify the amount of alleged damages plaintiffs seek to recover. The complaint sets forth a class period of March 2003 through December 24, 2003. The defendants believe that the complaint is without merit and intend to defend the actions vigorously. At this time, the Company cannot estimate what impact these cases may have on its financial position or results of operations.
      The seven members of the Company’s Board of Directors during the period March through December 2003 and certain officers during that period were named as defendants in two shareholder derivative actions filed on January 26, 2004 and January 29, 2004 in the same Court. A consolidated, amended complaint has been filed and a request to amend again to copy the SEC’s civil injunctive complaint has also been filed. The Company is named as a defendant, even though in a derivative action any award is for the benefit of the Company, not individual stockholders. The consolidated, amended complaint alleges that the individual directors and an officer breached fiduciary duties in connection with the same disclosures referenced in the purported securities class action. The complaint does not specify the amount of the alleged damages plaintiffs seek to recover. A different stockholder also made demand on the Company’s directors on June 30, 2004 that they pursue similar claims on behalf of the Company, and a similar derivative case was filed in the Trial Court of Massachusetts, Middlesex County, on September 25, 2005. At this time, the Company cannot estimate what impact, if any, these cases may have on its financial position or results of operations. Recently, the plaintiffs filed a motion to amend the complaint again to copy the SEC’s civil injunctive complaint.

South Africa
      On January 4, 2006, we shipped product to South Africa to support the initiation of sales and marketing of Hemopure in that country, where the product is approved for the treatment of surgical anemia. In 2005, we acquired control of the product registration in South Africa, selected a warehousing and shipping agent, and appointed as our sales agent Abazali Bio Ventures (Pty) Ltd., a new company formed to sell biotechnology products in the region. Abazali Bio Ventures will act as our exclusive agent to market Hemopure in South Africa and, if lawfully saleable, other countries in Africa (except Egypt) and the Indian Ocean Islands. The CEO of Abazali Bio Ventures is the former general manager of a large, multinational pharmaceutical company in South Africa.
      We have a small staff in South Africa for training, marketing and adherence to local regulations. Sales representatives from Abazali Bio Ventures are currently being trained to start calling on medical providers.

EDQM Certification
      In August 2005, the European Directorate for the Quality of Medicines (EDQM) issued Biopure updated Certificates of Suitability of Monographs of the European Pharmacopoeia for Hemopure and Oxyglobin. These documents certify that our products meet the European Pharmacopoeia criteria for minimizing the risk of transmitting animal Transmissible Spongiform Encephalopathies (TSE). EDQM certification is required for all new and approved human and veterinary medicinal products that are manufactured from ruminant materials and marketed in the European Union. As part of the certification process, we were required to provide technical information on the manufacturing process, the origin of the raw material and type of tissue used, the cattle traceability and auditing, and a risk analysis from an independent expert.

Management Changes
      In August and September 2005, we announced changes to our board of directors and senior management team, including the appointment of Guido J. Neels to the board, the resignation of our co-founder Carl W. Rausch from the board and as chief technology officer, and the addition of Salah M. Abdel-aleem, Ph.D. as vice president of Clinical Research. Mr. Neels has over 30 years professional management experience, including 23 years in the medical industry. He is currently chief operating officer of Guidant Corporation, a world leader in the development of cardiovascular medical products. Dr. Abdel-aleem also joins us from Guidant, where his responsibilities included managing clinical studies and reports for that company’s peripheral endovascular interventional products. Mr. Rausch is currently acting as a technical consultant to us.
Financial Position
      At October 31, 2005, our fiscal year end, we had cash and cash equivalents of approximately $10.5 million, total current assets of approximately $15.6 million and total current liabilities of approximately $4.1 million. On December 27, 2005, we raised net proceeds of $6.1 million through the sale of shares and warrants. Under our current operating plan, the net proceeds of this offering, together with our current cash on hand on October 31, 2005, and the funds raised on December 27, 2005 are expected to fund operations through August 2006. Given the need for additional financing during fiscal 2006, our management expects that our independent registered public accounting firm, Ernst & Young LLP, will include a going concern modification in its audit opinion on our consolidated financial statements for the fiscal year ended October 31, 2005.
      We believe we will need to raise at least $6.2 million, including the proceeds of this offering, to fund operations through October 31, 2006, the last day of our 2006 fiscal year. We intend to seek additional capital through sales of equity securities and, if appropriate, to consider strategic collaborations for sharing development and commercialization costs. We also plan to continue to aggressively manage expenses. Our workforce has decreased from 246 employees at September 30, 2003, to 65 employees at October 31, 2005. During this time, we have also reduced other marketing and manufacturing-related expenditures and deferred capital expenditures.
Strategy
      The principal elements of our strategy are summarized below:

•	Continue Clinical Development of Hemopure for Out-of-Hospital Trauma. We continue to work with the Naval Medical Research Center, or NMRC, to develop Hemopure for potential use in military and civilian trauma applications. Under our research agreement with the Navy, the NMRC has primary responsibility for designing, seeking FDA authorization for and conducting a proposed two-stage Phase 2b/3 clinical trial of Hemopure in severely injured patients experiencing hemorrahgic shock (acute blood loss) in the out-of- hospital setting. Prior to the FY2006 Defense Appropriations Bill mentioned above, Congress had appropriated $18.5 million to the U.S. Department of Defense ($12 million to the Navy and $6.5 million to the Army) for this trauma development program.[1,2] We estimate that approximately one-third of these funds have been expended. The status of this program is described above in “Recent Developments”.

      1 $5,102,306 of the $6,500,000 appropriated to the U.S. Army is from Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick, MD 21702-5014, is the awarding and administering acquisition office.
      2 Completion of the proposed Phase 2/3 out-of-hospital trauma trial may be contingent upon further program funding.

•	Develop Hemopure for Ischemia. In June 2004, we defined as a principal strategic focus the clinical development of Hemopure as an oxygen therapeutic for potential applications in ischemia. Before selecting a lead indication and committing funding for advanced trials, we are conducting parallel pilot trials in Europe and South Africa to assess the product’s potential use in wound healing, acute coronary ischemia and cardiac surgery. We have completed one pilot trial and are preparing to initiate three others in early 2006. The status of these trials is described in “Recent Developments.”

•	Address FDA Issues. In developing Hemopure for both ischemia and trauma, we are working to address issues raised by the FDA as a prerequisite to further Company-sponsored clinical trials of Hemopure in the United States. To clarify the critical path for conducting ischemia trials in the U.S., we plan to request a pre-IND meeting in 2006 to address FDA issues specifically relating to the risk-benefit profile of Hemopure in ischemia patients. As part of this process, we intend to submit preclinical data from animal models of coronary occlusion and human clinical trial data from our non-U.S. ischemia trials. As explained in “Recent Developments,” we also continue to work with the NMRC and its RESUS advisory board to explore all options for addressing the FDA clinical hold on the NMRC’s application to conduct the proposed RESUS out-of-hospital trauma trial of Hemopure in the U.S.

•	Strengthen Financial Position. To stabilize our financial position and enable us to continue to pursue our strategic plan, even after this offering, we plan to seek additional capital through public or private sales of equity securities and, if appropriate, to consider future corporate collaborations for sharing development and commercialization costs. We also plan to continue to aggressively manage expenses by maintaining our previously lowered marketing and manufacturing-related expenses and continuing to defer capital expenditures.

•	Initiate sales in South Africa. We are preparing to initiate sales of Hemopure in South Africa for its approved surgical anemia indication. We do not anticipate significant revenues from this market, but the information we are gaining about how doctors perceive and use the product should be extremely valuable in refining our planning for larger markets. Post-approval, over 350 patients have been treated with Hemopure we previously supplied without charge. Anecdotal evidence in these cases of the product’s ability to deliver oxygen to ischemic tissue has contributed to our current focus on cardiac ischemia and has led us to develop the limb ischemia trial protocol described above.
Risk Factors
      Our business is subject to substantial risk. See “Risk Factors” and the other information in this prospectus supplement and accompanying prospectus for a discussion of the factors.
Corporate Information
      Our principal executive office is located at 11 Hurley Street, Cambridge, MA 02141, and our telephone number is (617) 234-6500. Our website address is www.biopure.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Securities offered	4,110,000 shares of our Class A Common Stock; associated warrants to purchase 4,110,000 shares of our Class A common stock at an exercise price of $ per share; and 4,110,000 shares of Class A Common Stock issuable upon exercise of such warrants. Each investor will receive a warrant to purchase one share of our Class A common stock for every share of Class A common stock purchased in the offering.

Shares of Class A common stock to be outstanding after this offering	38,589,170 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including to meet working capital needs. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.

Nasdaq National Market symbol	BPUR
      The number of shares of our common stock to be outstanding after this offering is based on 34,479,170 shares of common stock outstanding as of December 31, 2005, assuming no exercise of the over-allotment option, and excludes:

•	2,582,329 shares of our Class A common stock issuable upon the exercise of stock options outstanding as of December 31, 2005 under our stock option plans, with a weighted average exercise price of $12.74 per share;

•	2,151,299 shares of our Class A common stock that have been reserved for issuance upon future grants under our stock option plans;

•	15,185,613 shares of our Class A common stock that have been reserved for issuance upon exercise of outstanding warrants as of December 31, 2005 at a weighted average exercise price of $1.77 per share;

•	4,110,000 shares of our Class A common stock that have been reserved for issuance upon exercise of warrants issued to investors in this offering;

•	493,200 shares of our Class A common stock that have been reserved for issuance upon exercise of warrants to be issued to the underwriters as described in “Plan of Distribution” in this prospectus supplement; and

•	212,020 shares of our Class A common stock, representing the maximum number of shares of Class A common stock issuable upon conversion of our Class B common stock.

RISK FACTORS
      You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our securities. The risks discussed below also apply to forward-looking statements; our actual results and actual events may differ substantially from those discussed in these forward-looking statements.
Company Risks
      We have a history of losses and expect future losses.
      We have had annual losses from operations since our inception in 1984. In the fiscal years ended October 31, 2003, 2004 and 2005, we had losses from operations of $47,312,000, $41,832,000 and $29,118,000, respectively. We had a loss from operations of $20,804,000 during the first three quarters of fiscal 2005 and had an accumulated deficit of $499,009,000 as of October 31, 2005. We anticipate that we will continue to generate losses for the next several years. Even if Hemopure were to be approved by the FDA or analogous European regulatory authorities, we might not be able to achieve profitable operations.
      We require significant funding in order to continue to operate.
      We expect that our cash and cash equivalents on hand at December 31, 2005 will fund operations into July 2006. Sufficient funds may not be available to us thereafter or on terms that we deem acceptable, if they are available at all. We expect our auditors will modify their report for our fiscal year ended October 31, 2005 with respect to our ability to continue as a going concern. We expect this will be the case even if we complete this offering. This modification may negatively impact our capital raising efforts.
      We are required under the Nasdaq Stock Market’s Marketplace Rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20 percent of our total shares of common stock outstanding before the issuance of the stock or securities or voting power at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by Nasdaq. Funding of our operations in the future may require stockholder approval for purposes of complying with the Nasdaq Marketplace Rules. We cannot assure you that we will not require such approval to raise additional funds or that we could be successful in obtaining any such required stockholder approval.
      Failure to raise sufficient additional funds will significantly impair or possibly cause us to cease the development, manufacture and sale of our products and our ability to operate.
      The development and regulatory processes for seeking and obtaining approval to market Hemopure in the United States and the European Union have been and will continue to be costly. We will require substantial working capital to develop, manufacture and sell Hemopure and to finance our operations until such time, if ever, as we can generate positive cash flow. If Hemopure is approved by the FDA or the analogous European regulatory authorities, we expect that we will need to increase our manufacturing capacity, for which we will require significant additional funding. If additional financing is not available when needed or is not available on acceptable terms, we may be unable to successfully develop or commercialize Hemopure or to continue to operate. A sustained period in which financing is not available could force us to go out of business.

      We expect our auditors will modify their report for our fiscal year ended October 31, 2005 with respect to our ability to continue as a going concern. We expect this will be the case even if we complete this offering. This modification may negatively impact our capital raising efforts.
      Our funds on hand and forecast sales at October 31, 2005 were not sufficient to fund our operations through the first quarter of fiscal 2007 and, as a result, we anticipate that the audit report of Ernst & Young LLP, our independent auditor, on our fiscal 2005 consolidated financial statements will include a going concern modification. This type of modification typically would indicate that our recurring losses from operations and current lack of sufficient funds to sustain operations through the first quarter of fiscal 2007 raise substantial doubt about our ability to continue as a going concern. This offering is not expected to generate sufficient proceeds to avoid such a modification.
      To remain a going concern we require significant funding. We believe that our cash and cash equivalents on hand of approximately $10.5 million as of October 31, 2005, together with our other current assets of approximately $5.1 million as of October 31, 2005 and the net proceeds of $6.1 million from a December 27, 2005 financing, are sufficient to fund our operations into July 2006. To fund operations through October 31, 2006, we expect that we will need to raise at least $6.2 million (including the proceeds of this offering) or further reduce our expenses in an equivalent amount. The inclusion of a going concern modification in Ernst & Young LLP’s audit opinion may materially and adversely affect our stock price and our ability to raise new capital.
      Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.
      If we cannot retain the personnel we need, our costs will rise significantly. If we cannot hire or retain the best people, our operations will suffer.
      We may experience the loss of personnel, including executives and other employees, as a result of attrition, which we have previously experienced. We expect that in the future we will need to recruit and retain personnel for important positions. We may be unable to do so, in particular if we are unable to raise additional capital.
      We may fail to obtain FDA approval for Hemopure, in which event we cannot market Hemopure in the United States, which would have negative consequences for the Company.
      We will not be able to market Hemopure in the United States unless and until we receive FDA approval. In pursuing both the ischemia and trauma indications for Hemopure, as a prerequisite to further clinical trials for Hemopure in the United States, we must address the FDA’s safety and other relevant questions arising out of our previously-submitted BLA for an orthopedic surgery indication. Addressing these questions requires considerable data gathering and analysis. We must rely on contractors to complete some of the work. We have been delayed, and could be further delayed, in responding either by the contractors’ failure or inability to timely complete their tasks, or by other unanticipated delays or difficulties and lack of resources. The FDA may find that responses we may give do not adequately address its questions and that the results of preclinical animal studies the FDA has asked for do not adequately address its concerns. In turn, we would be indefinitely unable to pursue development of Hemopure in the United States, a very large, key market.
      Moreover, even if we adequately address the FDA’s questions, we will need to obtain FDA acceptance of the protocols for, and to complete, human clinical trials to obtain FDA approval for Hemopure for ischemia and trauma indications. We cannot predict when or whether we will submit an IND for an ischemia indication. Consequently, we do not know whether or when we will be able to commence a U.S. clinical trial of Hemopure for an ischemia indication, or that we will be able to conduct or satisfactorily conclude additional clinical trials required to obtain FDA marketing authorization for this indication. In the case of the trauma indication, the NMRC has primary responsibility for designing and seeking FDA acceptance of a two-stage Phase 2/3 clinical protocol for trauma in the out-of-hospital setting and is expected to be principally responsible for conducting the trial. The NMRC has filed an IND, and the FDA has put the proposed trauma protocol on clinical hold. If the FDA ultimately grants acceptance and the trial is commenced and concluded, the results of the trial may not lead to authorization for marketing Hemopure for the proposed trauma indication.
      In addition, future or existing governmental action or changes in FDA policies or precedents may result in delays or rejection of an application for marketing approval. The FDA has considerable discretion in determining whether to grant marketing approval for a drug, and may delay or deny approval even in circumstances where the applicant’s clinical trials have proceeded in compliance with FDA procedures and regulations and have met the established end points of the trials. Despite all of our efforts, the FDA could refuse to grant marketing authorization for Hemopure.
      Challenges to FDA determinations are generally time consuming and costly, and rarely succeed. We can give no assurance that we will obtain FDA marketing authorization for Hemopure for any indication. The failure to obtain any approval would have severe negative consequences for our company.
      If we fail to obtain regulatory approvals in foreign jurisdictions, we will not be able to market Hemopure abroad.
      We also intend to seek to market Hemopure in international markets, including the European Union. Whether or not FDA marketing authorization has been obtained, we must obtain separate regulatory approvals in order to market our products in the European Union and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions, and the time needed to secure marketing approvals may be even longer than that required for FDA approval. These applications may require the completion of additional preclinical and clinical studies. Approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time. We can give no assurance that we will obtain marketing authorization for Hemopure in any foreign jurisdiction other than that already obtained in South Africa.
      Clinical trials are extremely costly and subject to numerous risks and uncertainties.
      To gain regulatory approval from the FDA and analogous European regulatory authorities for the commercial sale of any product, including Hemopure, we must demonstrate in clinical trials, and satisfy the FDA and foreign regulatory authorities as to, the safety and efficacy of the product. Clinical trials are expensive and time-consuming, as is the regulatory review process. Clinical trials are also subject to numerous risks and uncertainties not within our control. For example, data we obtain from preclinical and clinical studies are susceptible to varying interpretations that could impede regulatory approval. Further, some patients in our clinical trials may have a high risk of death, age-related disease or other adverse medical events that may not be related to our product. These events may affect the statistical analysis of the safety and efficacy of our product. If we obtain marketing authorization for a product, the authorization will be limited to the indication approved.
      In addition, many factors could delay or result in termination of ongoing or future clinical trials. Results from ongoing or completed preclinical or clinical studies or analyses could raise concerns over the safety or efficacy of a product candidate. For example, in April 2003 the FDA placed a proposed Phase 2 clinical trial of Hemopure for the treatment of trauma in the in-hospital setting on clinical hold citing safety concerns based on a review of data from our Phase 3 clinical trial in patients undergoing surgery. Recently it placed a clinical hold on a trauma trial proposed by the NMRC. We cannot assure investors that the FDA will not place other clinical trials we sponsor or others may sponsor on hold in the future. A clinical trial may also experience slow patient enrollment. The rate of completion of our clinical trials is dependent in large part on the rate of patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. Further, we rely on investigating physicians and the hospital trial sites to enroll patients. At our recommendation, the South African hospital that is the sole site for our trauma trial interrupted enrollment in late 2004 to address site procedures, not product related issues. Enrollment at that site continues to be slow. In addition, patients may experience adverse medical events or side effects resulting in delays, whether or not the events or the side effects relate to the study material, and there may be a real or perceived lack of effectiveness of, or safety issues associated with, the product we are testing. We experienced one such delay in our now completed European coronary angioplasty trial.
      If we do not have the financial resources to fund trials required to develop Hemopure for multiple potential indications, our success as a company will be adversely affected.
      We cannot sell Hemopure for any indication unless we receive regulatory approval for that indication. Regulatory authorities generally require a separate marketing approval for each proposed indication for the use of Hemopure in the United States. In order to market Hemopure for more than one indication, we will have to design additional clinical trials, submit the trial designs to applicable regulatory authorities for review and complete those trials successfully. If any applicable regulatory authority approves Hemopure for an indication, it may require a label cautioning against Hemopure’s use for indications for which it has not been approved. We may not have funds available to try to exploit Hemopure for all of its potential indications. Our potential revenues will be impaired by limitations on Hemopure’s use.
      The Securities and Exchange Commission has filed a civil injunctive proceeding against us, two of our former officers and one of our current officers. We and several of our former and current officers and directors are subject to consolidated class action lawsuits, and we and several of our former and current directors and officers are subject to consolidated derivative actions.
      As discussed in detail above, in September 2005, the SEC filed a civil proceeding against us, two former officers, and one current officer, following an investigation that began in 2003. The SEC is seeking a permanent injunction restraining and enjoining the defendants from violating or aiding and abetting violations of Federal securities laws, a civil monetary penalty from each of the defendants, and an order barring the former and current officer defendants from serving as officers or directors of any publicly-traded company. Following our first announcement of the SEC investigation, a number of lawsuits were filed against us and several of our former and current directors and officers.
      We can provide no assurance as to the outcome of any of these proceedings. Members of our board of directors and management may spend considerable time and effort defending against any class action lawsuits, the action brought by the SEC and derivative actions. This expenditure of time and effort may adversely affect our business, results of operations and financial condition. We may incur substantial costs in connection with these proceedings, lawsuits and derivative actions, including significant legal expenses, fines, judgments or settlements that exceed the amount of, or are not covered by, our insurance policies. In addition, the uncertainty about the possible effect of these matters on our financial position and results of operations may adversely affect our stock price and our ability to raise capital.
      The litigation matters described above, and any other litigation matters with which we become involved, may harm our business and financial condition if they result in substantial fines, judgments or settlements that exceed the amount of coverage under our insurance policies, or if such fines, judgments or settlements are not covered by our insurance policies.
      Our director and officer liability insurance policies provide limited liability protection relating to the SEC action, the securities class actions and derivative lawsuits against us and certain of our current and former officers and directors. If these policies do not adequately cover expenses and liabilities relating to these proceedings, our financial condition could be materially harmed. The lawsuits may make renewal of our director and officer liability insurance in July 2006 or thereafter expensive or unavailable. Increased premiums could materially harm our financial results in future periods. The inability to obtain this coverage due to its unavailability or prohibitively expensive premiums would make it more difficult to retain and attract officers and directors and expose us to potentially self-funding any future liabilities ordinarily mitigated by director and officer liability insurance.
      The U.S. Department of Labor is currently investigating our medical plan and 401(k) plan (capital accumulation plan). We are providing plan documents and other information to the Department in response to the Department’s requests, which appear at this time to be routine.
      If we cannot find appropriate marketing partners, we may not be able to market and distribute Hemopure effectively.
      Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the event that we obtain FDA approval of Hemopure, we may choose initially to market Hemopure using an independent distributor. Any such distributor:

•	might not be successful in marketing Hemopure;

•	might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

•	might terminate its agreement with us and abandon our products at any time whether or not permitted by the applicable agreement.
      If we do not enter into a satisfactory distributorship agreement, we may be required to seek an alternative arrangement such as an alliance with a pharmaceutical company, or recruiting, training and retaining a marketing staff and sales force of our own. We may not be successful in obtaining satisfactory distributorship agreements or entering into alternative arrangements. We continue to experience delays in market launch of Hemopure in South Africa. If we fail to establish a revenue stream in South Africa, we might have to withdraw from that market.
      If we cannot generate adequate, profitable sales of Hemopure, we will not be successful.
      To succeed, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing Hemopure, establishing its safety and efficacy and seeking marketing approval. Uncertainty exists regarding the potential size of the market for Hemopure and the price that we can charge for it. Additionally, the size of the market will be affected by the indication(s) for which Hemopure is approved and will be greatly reduced if reimbursement for the cost of Hemopure is not available from health insurance companies or government programs.
      If we cannot obtain market acceptance of Hemopure, we will not be able to generate adequate, profitable sales.
      Even if we succeed in obtaining marketing approval for Hemopure, a number of factors may affect future sales of our product. These factors include:

•	whether and how quickly physicians accept Hemopure as a cost-effective and therapeutic alternative to other products; and

•	whether medical care providers or the public accept the use of a bovine-derived protein as a therapeutic in ischemia or any other indication particularly in light of public perceptions in the United States, Europe and elsewhere about the risk of “mad cow disease.”
      If we fail to comply with good manufacturing practices, we may not be able to sell our products.
      To obtain the approval of the FDA and analogous European regulatory authorities to sell Hemopure, we must demonstrate to them that we can manufacture Hemopure in compliance with the applicable good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to inspections of the FDA and analogous European regulatory authorities at any time to determine whether we are in compliance with GMP requirements. If we fail to manufacture in compliance with GMPs, these regulatory authorities may refuse to approve Hemopure or may take other enforcement actions with respect to Hemopure.
      The manufacturing process for Hemopure is complicated and time-consuming, and we may experience problems that would limit our ability to manufacture and sell Hemopure.
      Our products are biologics and require product characterization steps that are more complicated, time-consuming and costly than those required for most chemical pharmaceuticals. Accordingly, we employ multiple steps to attempt to control the manufacturing processes. Minor deviations in these manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, product recalls or product liability, all of which could negatively impact our results of operations.
      We will face risks, including the risk of scale-up of our processes, in the construction of any new manufacturing capacity, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product.
      If we were unable to use our manufacturing facilities in Massachusetts or Pennsylvania, we would not be able to manufacture for an extended period of time.
      We manufacture at a single location located in Massachusetts with raw material sourcing and initial processing in Pennsylvania. Damage to either of these manufacturing facilities due to fire, contamination, natural disaster, power loss, riots, unauthorized entry or other events could cause us to cease manufacturing. For example, if our Massachusetts manufacturing facility were destroyed, it could take approximately two years or more to rebuild and qualify it. In the reconstruction period, we would not be able to manufacture product and thus would have no supply of Hemopure for research and development, clinical trials or sales following exhaustion of finished goods in inventory. A new facility would take longer to construct.
      If Hemopure receives regulatory approval, we must expand our manufacturing capacity to develop our business, which will require substantial third party financing. Failure to increase our manufacturing capacity may impair Hemopure’s market acceptance and prevent us from achieving profitability.
      If Hemopure is approved by the FDA or the analogous European regulatory authorities, we will need to construct new manufacturing capacity to develop our business. The increase in our manufacturing capacity is dependent upon our obtaining substantial financing from third parties. Third parties can be expected to be unwilling to commit to finance a new manufacturing facility so long as we do not have approval of the FDA or the analogous European regulatory authorities to market Hemopure. We cannot assure you that sufficient financing for new manufacturing capacity will be available or, if available, will be on terms that are acceptable to us. We expect that, once we have the required significant financing in place, it would take 30 to 36 months, or more, to build a large Hemopure manufacturing facility and to qualify and obtain facility approval from the FDA and analogous European regulatory authorities.
      If Hemopure is approved for marketing in a major market and receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. The manufacturing processes we currently employ to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to build our business or operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and may choose not to use Hemopure even after we have addressed our capacity shortage.

      If we are not able to finance additional manufacturing capacity, we will incur a substantial write-off of assets.
      We have made a substantial investment in a planned manufacturing facility. If we cannot finance such a facility, we will be required to write off that investment, and our financial condition will be impaired.
      Our lack of operating history makes evaluating our business difficult.
      Proceeds from the sales of equity securities, payments to fund our research and development activities, licensing fees, and interest income have provided almost all of our funding to date. We have no operating history of selling Hemopure upon which to base an evaluation of our business and our prospects.
      If we are not able to protect our intellectual property, competition could force us to lower our prices, which might reduce profitability.
      We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Accordingly, the success of our business will depend, in part, upon our ability to defend our intellectual property against infringement by third parties. We cannot guarantee that our intellectual property rights will protect us adequately from competition from similar products or that additional products or processes we discover or seek to commercialize will receive adequate intellectual property protection.
      In addition, third parties may successfully challenge our intellectual property. We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the United States and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.
      Failure to avoid infringement of others’ intellectual property rights could impair our ability to manufacture and market our products.
      We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their intellectual property rights. Several third parties hold patents with claims to compositions comprising polymerized hemoglobin and their methods of manufacture and use. One or more of these third parties may assert that our activities infringe claims under an existing patent. Such a claim could be asserted while we are still developing or marketing Hemopure. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the challenged trademark, product or manufacturing process. Any such result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to operate profitably.
      There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license alternative non-infringing trademarks, products, or manufacturing processes, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize Hemopure would seriously harm our business and prospects.
      Our profitability will be adversely affected if we incur product liability claims in excess of our insurance coverage.
      The testing and marketing of medical products, even after regulatory approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of

$20,000,000. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage.
      We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.
      Replacing our sole source suppliers for key materials could result in unexpected delays and expenses.
      We obtain some key materials, including membranes and chemicals, and services from sole source suppliers. All of these materials are commercially available elsewhere. If such materials or services were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we need to locate a new supplier, the substitute or replacement materials or facilities will need to be tested for equivalency. Such equivalency tests could significantly delay development of a product, delay or limit commercial sales of approved products, if any, and cause us to incur additional expense.
      We obtain bovine hemoglobin from one abattoir and from herds that are located in one state of the United States. We cannot predict the future effect, if any, on us of the discovery of “mad cow” disease in the United States. Any quarantine affecting herds that supply us or a shutdown of the abattoir we source from could have a material adverse effect on us, as we would have to find, validate and obtain regulatory approval of new sources of supply or new facilities.
      Changes in the securities laws and regulations are likely to increase our costs.
      The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the Nasdaq have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has increased our general and administrative costs, and we expect these increased costs to continue. These developments may make it more difficult and more expensive for us to obtain director and officer liability insurance. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.
      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on a company’s internal controls over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the public accounting firm auditing a company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending October 31, 2005. If our independent registered public accounting firm does not provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of October 31, 2005 and future year-ends, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.
      Provisions of our restated certificate of incorporation and by-laws could impair or delay stockholders’ ability to replace or remove our management and could discourage takeover transactions that a stockholder might consider to be in its best interest.
      Provisions of our restated certificate of incorporation and by-laws, as well as our stockholder rights plan, could impede attempts by stockholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

•	Our restated certificate of incorporation does not permit stockholders to take action by written consent and provides for a classified board of directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

•	Our stockholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20 percent of our Class A common stock from doing so without obtaining our agreement to redeem the rights. If our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution.
Industry Risks
      Intense competition could harm our financial performance.
      The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to, or alternatives to, Hemopure for trauma or ischemia indications. We are aware that at least one public company competitor, Northfield Laboratories Inc., is in the advanced stages of developing a hemoglobin-based oxygen carrier produced from human blood that has passed its expiration date for human transfusion. Northfield’s product is in a Phase 3 clinical trial for a trauma indication. We are also aware that other companies are conducting preclinical studies and clinical trials of hemoglobin-based or perfluorocarbon oxygen carriers. The products being developed by these companies are intended for use in humans and as such could compete, if approved by regulatory authorities, with Hemopure. We may also encounter competition in ischemia indications from medical devices and drugs on the market or currently under development.
      Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

•	are conducting clinical trials of their products;

•	might have or be able to access substantially greater resources than we have and be better equipped to develop, manufacture and market their products;

•	may have their products approved for marketing prior to Hemopure; and

•	may develop superior technologies or products rendering our technology and products non-competitive or obsolete.
      Stringent, ongoing government regulation and inspection of our products could lead to delays in the manufacture, marketing and sale of our products.
      The FDA and comparable foreign regulatory authorities continue to regulate products even after they receive marketing authorization. If the FDA or comparable foreign regulatory authorities approve Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA and comparable foreign regulatory authorities for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA or comparable foreign regulatory authorities could withdraw a previously approved product from the applicable market(s) upon receipt of newly discovered information. Furthermore, the FDA or comparable foreign regulatory authorities could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications. Also, unanticipated changes in existing regulations or the adoption of new regulations could affect and make more expensive the continued manufacturing and marketing of our products.
      Health care reform and controls on health care spending may limit the price we can charge for Hemopure and the amount we can sell.
      The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Hemopure in large quantities at profitable pricing in the United States and abroad.
      Uncertainty of third-party reimbursement could affect our profitability.
      Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. Even if Hemopure is approved for marketing, there is no guarantee that governmental health care programs or private health insurers would reimburse for purchases of Hemopure, or reimburse a sufficient amount to permit us to sell Hemopure at high enough prices to generate a profit.
Investment Risks
      We may not continue to qualify for continued listing on the Nasdaq National Market, which may cause the value of your investment in our company to substantially decrease.
      We may be unable to meet the listing requirements of the Nasdaq National Market in the future. To maintain our listing on the Nasdaq National Market, we are required, among other things, to maintain a daily closing bid price per share of at least $1.00. On December 19, 2005, we received notice from the Nasdaq Stock Market that the closing bid price of our Class A common stock had fallen below and remained below $1.00 for 30 consecutive business days. As a result, we are out of compliance with the $1.00 minimum bid price requirement for continued inclusion of our Class A common stock in the Nasdaq National Market. Under Nasdaq rules, we have until June 19, 2006 to regain compliance by having the bid price of our Class A common stock close at $1.00 per share or more for at least 10 consecutive business days. If we do not regain compliance by June 19, 2006, our Class A common stock may be delisted from the Nasdaq National Market. Delisting would adversely affect the trading price and limit the liquidity of our Class A common stock and therefore cause the value of an investment in our company to substantially decrease. Alternatively, we may apply to transfer of our Class A common stock to the Nasdaq Capital Market, provided we meet all requirements for initial listing on that market except for the bid price requirement. If the application is approved, we would be afforded the remainder of this market’s second 180 calendar day compliance period in order to regain compliance with the $1.00 minimum bid price requirement. If we transfer our securities to the Nasdaq Capital Market and do not demonstrate compliance within the second 180 day compliance period, we will be issued a delisting letter.
      As we sell additional shares, our stock price may decline as a result of the dilution which will occur to existing stockholders.
      Until we are profitable, we will need significant additional funds to develop our business and sustain our operations. Any additional sales of shares of our common stock are likely to have a dilutive effect on our then existing stockholders. Subsequent sales of these shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares we may need to issue in the future to raise the same dollar amount and consequently further diluting our outstanding shares. These future sales could also have an adverse effect on the market price of our shares and could result in additional dilution to the holders of our shares.
      The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.
      If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impair our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from the Nasdaq National Market.
      Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.
      We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Substantially all of our outstanding shares of Class A common stock are freely tradeable in the public market, unless acquired by our affiliates. Other shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.
      Our stock price has been and may continue to be highly volatile, which may adversely affect holders of our stock and our ability to raise capital.
      The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2002 through December 31, 2005, the trading price of our stock ranged from a low of $0.64 per share (on December 21, 2005) to a high of $54.179 per share (on August 1, 2003). Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

•	failure to identify and hire key personnel or the loss of key personnel;

•	an inability to obtain or the perception that we will be unable to obtain adequate financing to fund our operations;

•	FDA action or delays in FDA action on Hemopure or competitors’ products;

•	the outcome of litigation;

•	publicity regarding actual or potential medical results relating to products under development by us or our competitors;

•	actual or potential preclinical or clinical trial results relating to products under development by us or our competitors;

•	delays in our testing and development schedules;

•	events or announcements relating to our relationships with others, including the status of potential transactions with investors, licensees and other parties;

•	announcements of technological innovations or new products by our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	regulatory developments in the United States and foreign countries;

•	economic and other factors, as well as period-to-period fluctuations in our financial results;

•	market conditions for pharmaceutical and biotechnology stocks; and

•	additional, future communications from the Nasdaq Stock Market concerning delisting or potential delisting.
      External factors may also adversely affect the market price for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors impacting small capitalization biotechnology stocks generally.
      Upon the filing of our Annual Report on Form 10-K on or around January 17, 2006, we anticipate that we will not be eligible to use Form S-3 for primary offerings of shares of Class A common stock. If we are unable to cause another registration statement to become effective prior to the filing of our Annual Report, then holders of the warrants issued in this offering and warrants issued by us previously may experience a period of illiquidity with respect to the underlying shares of Class A common stock.
      We anticipate that upon filing our Annual Report on Form 10-K, which we are required to file by January 17, 2006, the registration statements covering the shares of Class A common stock issuable upon exercise of the warrants issued in this offering, in addition to certain warrants previously issued by us, will not be available to cover the shares of Class A common stock issuable upon exercise of the warrants to be issued in this offering and upon exercise of such warrants previously issued by us. We intend to file a Registration Statement on Form S-1 to register the issuance of the shares of Class A common stock upon exercise of the warrants issued in this offering. However, if the Registration Statement on Form S-1 is not declared effective by the SEC prior to the filing of our annual report, then the holders of the warrants will experience a period of illiquidity in which they will be unable to exercise their warrants until such time, if ever, there is an effective registration statement covering the shares of common stock issuable upon exercise of such warrants or there is a valid exemption from registration available to such holders.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. When used herein, the words “expects,” “estimates,” “intends,” “plans,” “should,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from those set forth in the forward-looking statements. Forward-looking statements include those regarding future commercial development of Hemopure, the NMRC carrying out primary responsibility for conducting a two-stage Phase 2b/3 clinical trial in the out-of-hospital setting, obtaining and maintaining regulatory approvals required for the development of Hemopure, the nature and timing of future clinical trials, including target patient enrollment figures, plans to sell Hemopure in South Africa, our ability to manage our expenses effectively and raise the funds needed to operate our business, and our ability to strengthen our financial position. Actual results may differ materially from those set forth in the forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, uncertainties concerning this offering of common stock and warrants, including the size, timing and our ability to complete the offering or future offerings, the availability of sufficient financing to continue operations, changes in our cash needs, our stage of product development, history of operating losses and accumulated deficit, uncertainties and possible delays related to clinical trials and regulatory approvals, decisions by regulatory authorities, possible healthcare reform, our limited manufacturing capability, risk related to market acceptance, competition and the other factors identified under “Risk Factors” in this prospectus supplement and the accompanying prospectus. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus supplement should not be regarded as representations by us that our objectives or plans will be achieved. We undertake no obligation to update any forward-looking statement or to release publicly the results of revisions to any forward-looking statement to reflect events or circumstances after the date hereof.

USE OF PROCEEDS
      We expect that we will receive net proceeds of approximately $        million after deducting underwriting discounts and commissions and estimated offering expenses that we will pay, assuming no exercise of the underwriters’ over-allotment option, no proceeds from warrants being issued to the public and assuming an offering price of $        for each share and associated warrant.
      We intend to use the net proceeds of our sales of Class A common stock and the associated warrant) in this offering for general corporate and working capital purposes. Pending these uses, the net proceeds will be invested in an interest-bearing money market account with a financial institution.
      We expect that the net proceeds of this offering, after expenses and underwriting discounts, will fund our operations through August 2006, assuming no exercise of the underwriters’ over-allotment option.

DESCRIPTION OF COMMON STOCK
      Our authorized capital stock consists of 200,000,000 shares of Class A common stock and 179 shares of Class B common stock. As of December 31, 2005, there were outstanding:

•	34,479,170 shares of Class A common stock;

•	117.7 shares of Class B common stock;

•	2,582,329 shares issuable upon the exercise of options issued pursuant to our current stock option plans; and

•	15,185,613 shares issuable upon the exercise of outstanding warrants.
Class A Common Stock
      The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.
      Upon any liquidation, dissolution or winding up of Biopure, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders.
      Holders of Class A common stock do not have preemptive rights or cumulative voting rights.
Class B Common Stock
      Except as required by law, the holders of Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.
      The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 212,020 and the minimum is 107,777. We will not issue any additional shares of Class B common stock.
      In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B common stock are entitled to ratable distribution on an as-converted basis, with the holders of the Class A common stock, of the assets available for distribution to our stockholders. For this purpose, the currently outstanding shares of Class B common stock would be convertible into approximately 175,399 shares of Class A common stock.

DESCRIPTION OF WARRANTS
      Each investor will receive a warrant to purchase one share of our Class A common stock for every share of Class A common stock purchased in this offering. The warrants will be issued pursuant to warrant agreements executed by us. Each warrant entitles the holder thereof to purchase one share of our Class A common stock at an exercise price equal to $           per share. The warrants will be exercisable at any time to and including the fifth anniversary of the date of the issuance of the warrants. The warrants may be exercised by surrendering to us the warrant agreement evidencing the warrants to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price. At any time on or after six months after the issuance of the warrants, we may, by written notice to the holders of the warrants, require such holders to exercise their warrants in full within the 20 business days following the date of such notice; provided, however, that we may only deliver such notice if the daily volume weighted average price per share of our Class A common stock for each of the ten consecutive trading days ended immediately prior to the date of the notice is more than 150% of the exercise price of the warrants. Any warrants not exercised by the holder thereof before the close of business on the 20th business day after the date of our notice shall expire and be void.
      Upon surrender of the warrant agreement, with the exercise notice appropriately completed and duly signed and cash payment of the exercise price, on and subject to the terms and conditions of the warrant agreement, we will deliver or cause to be delivered, to or upon the written order of such holder, the number of whole shares of Class A common stock to which the holder is entitled, which shares may be delivered in book-entry form. If less than all of the warrants evidenced by a warrant agreement are to be exercised, a new warrant agreement will be issued for the remaining number of warrants.
      Holders of warrants will be able to exercise their warrants only if a registration statement relating to the shares of Class A common stock underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act. A holder of a warrant also will be able to exercise their warrants only if the shares of Class A common stock underlying the warrant are qualified for sale or are exempt from qualification under the applicable securities or blue sky laws of the states in which such holder (or other persons to whom it is proposed that shares be issued on exercise of the warrants) reside.
      The exercise price and the number and type of securities purchasable upon exercise of warrants are subject to adjustment upon certain corporate events, including certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of our assets and certain other events.
      No fractional shares will be issued upon exercise of the warrants. The warrants do not confer upon holders any voting or other rights as stockholders of the Company.

PLAN OF DISTRIBUTION
      We are offering the shares of our Class A common stock and warrants described in this prospectus supplement through certain underwriters with whom we have executed an underwriting agreement. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Dawson James Securities, Inc. and Noble International Investments, Inc. are acting as representatives, have severally, and not jointly, agreed to purchase the number of our securities offered in this offering set forth opposite their respective names below.

	Number of
	Class A Common	Number of
Underwriters	Stock Shares	Warrants

Dawson James Securities, Inc.
Noble International Investments, Inc.
Total:	4,110,000	4,110,000
      The underwriting agreement provides that the obligations of the underwriters to purchase the securities included in this offering are subject to conditions customary for offerings of this type. The underwriters will purchase the securities from us and will offer them on a “firm commitment” basis. It further provides that the obligations of the underwriters to purchase the securities offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. In the event that the underwriting agreement is not carried out for reasons whatsoever within the time specified therein, we have agreed to pay certain out of pocket expenses in accordance with the terms and provisions of the underwriting agreement. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares and warrants at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.
      The addresses of the representatives are as follows: Dawson James Securities, Inc., 925 South Federal Highway, 6th Floor, Boca Raton, FL 33432 and Noble International Investments, Inc., 6501 Congress Avenue, Suite 100, Boca Raton, FL, 33487.
      In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Pricing of Securities
      The underwriters propose to offer the securities offered hereby to the public at the public offering price set forth on the cover of this prospectus supplement. That price should not be considered an indication of the actual value of the securities and is subject to change as a result of market conditions and other factors. The underwriters may offer the securities to securities dealers at the price to the public less a concession not in excess of $           per one share of Class A common stock and one warrant. Securities dealers may reallow a concession not in excess of $           per one share of Class A common stock and one warrant to other dealers. After the securities are released for sale to the public, the underwriters may vary this offering price and other selling terms from time to time. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The public offering price of the securities offered hereby negotiated between us and the representatives.

Commissions and discounts
      The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Per One
Share
and
	One	Without	With
	Warrant	Over-Allotment	Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us	$	$	$
      We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions and the non-accountable expense allowance, will be approximately $                    . We will pay all the expenses of this offering.
Underwriters’ Warrants
      We have agreed to issue to the representatives warrants to purchase up to a total of 493,200 shares of Class A common stock. The warrants are exercisable for a period of four years beginning on the first anniversary of the date of this prospectus supplement, at an exercise price of $            for 246,600 shares, and an exercise price of $            for 246,600 shares. The Class A common stock issuable upon exercise of these warrants is identical to the Class A common stock offered by this prospectus supplement. The warrants and the shares underlying the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days from the date of this prospectus supplement except to officers and partners of the representatives and members of the selling group and/or their officers and partners. For as long as such warrants are outstanding, we have agreed to take such action as may be necessary so that the Registration Statement and any amendment thereto and the prospectus and any amendment or supplement thereto (and each report or other document incorporated by reference therein in each case) remain effective and comply in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder. The warrants also contain customary anti-dilution, exercise terms and provisions satisfactory to the representatives and consistent with the National Association of Securities Dealers, Inc. (NASD) Rules. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.
Price stabilization, short positions
      The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Over-allotment involves sales by the underwriters of securities in excess of the number of the securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the amount of securities that they may purchase pursuant to the over-allotment option. In a naked short position, amount of securities involved is greater than the amount covered by the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing purchases do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover a syndicate short position. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.
      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities offered hereunder. If any of these transactions are commenced, they may be discontinued without notice at any time. We have been advised that under the NASD rules and regulations, no broker-dealer may receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.
Warrant solicitation fee
      At the closing of this offering, we may engage the representatives, on a non-exclusive basis, as the agents for the solicitation of the exercise of the warrants. In the event of such engagement and to the extent not inconsistent with the NASD Rules and the SEC rules and regulations, we have agreed to pay the representatives for bona fide services rendered a commission equal to five percent (5%) of the exercise price for each warrant exercised more than one year after the date of this prospectus supplement if the exercise was solicited by the representatives or either of them. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representatives’ services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of warrants.
Indemnification
      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.
Relationships
      The underwriters and their affiliates may from time to time in the future provide certain commercial banking, financial advisory and investment banking services for us in the ordinary course of business for which they will receive customary fees. Dawson James Securities, Inc. and the Company entered into a six-month Financial Advisory and Consulting Agreement, dated as of June 16, 2005 (the “Agreement”), under which Agreement, Dawson James agreed to provide certain financial advisory, corporate finance and related business services, including (but not limited to) arranging and assisting the Company with future equity financings. The Agreement contemplated consideration of $9,000 per month during the term of the Agreement and $25,000 upon signing thereof. The Agreement expired by its terms as of November 30, 2005 and has not been renewed by the parties thereto.

Switzerland
      Shares of our common stock and warrants may be offered in Switzerland only on the basis of a nonpublic offering. This prospectus does not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The shares have not been and will not be approved by any Swiss regulatory authority. In particular, the shares are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.
LEGAL MATTERS
      Ropes & Gray LLP, Boston, Massachusetts, will pass for us upon the validity of the Class A common stock and warrants offered by this prospectus supplement.
EXPERTS
      Ernst & Young LLP, Independent Registered Public Accounting Firm, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended October 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statements. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      This prospectus supplement and the accompanying prospectus are part of registration statements on Form S-3, including amendments, relating to the common stock and warrants to purchase common stock offered by this prospectus supplement and the accompanying prospectus, which have been filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statements and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statements. For further information about us and the common stock offered by this prospectus supplement and the accompanying prospectus we refer you to the registration statements and their exhibits and schedules which may be obtained as described above.
      The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC before the date of the prospectus, and information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

•	our annual report on Form 10-K for the fiscal year ended October 31, 2004 as filed on January 14, 2005;

•	our quarterly reports on Form 10-Q for the fiscal quarter ended January 31, 2005 as filed with the SEC on March 14, 2005, for the fiscal quarter ended April 30, 2005 as filed with the SEC on June 9, 2005, and the fiscal quarter ended July 31, 2005 as filed on September 9, 2005;

•	our current reports on Form 8-K filed on December 1, 2004, December 9, 2004, December 16, 2004, January 5, 2005, February 1, 2005, May 27, 2005, August 29, 2005, September 6, 2005, September 15, 2005, October 5, 2005, November 17, 2005, December 15, 2005, December 19, 2005, and December 21, 2005;

•	the description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on November 4, 1999; and

•	the description of the Class A common stock contained in Biopure’s Registration Statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement in Form 8-A/ A filed on July 26, 1999.
      You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:
Biopure Corporation
Attention: Secretary
11 Hurley Street
Cambridge, MA 02141
Telephone: (617) 234-6500
      The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$50,000,000

Preferred Stock

Class A Common Stock
Warrants

     The securities covered by this prospectus may be sold from time to time by Biopure Corporation. We may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date.

     When we offer securities we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities before you decide to invest in any of these securities.

     Our common shares are traded on the Nasdaq National Market under the symbol “BPUR”. On November 15, 2004, the last reported sale price for our common stock on The Nasdaq Stock Market was $0.40 per share.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in these securities involves risks.

See “Risk Factors” beginning on page 6.

The date of this prospectus is November 18, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus, separately or in combination, in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

      All references in this prospectus to “Biopure,” the “Company,” “we,” “us,” and “our” refer to Biopure Corporation unless we state otherwise or the context otherwise requires. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

      This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

      The content of this prospectus and the documents incorporated by reference in this prospectus do not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

ii

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, and incorporated by reference into, this prospectus. Before you make an investment decision, you should read the entire prospectus carefully, including the risk factors and consolidated financial statements and related notes included or incorporated by reference in this prospectus.

The Company

      We develop, manufacture and market oxygen therapeutics, a new class of pharmaceuticals that are administered intravenously into the circulatory system to increase oxygen transport to the body’s tissues. Using our patented and proprietary technology, we have developed and manufacture two products: Hemopure® (hemoglobin glutamer — 250 (bovine), or HBOC-201, for human use, and Oxyglobin® (hemoglobin glutamer — 250 (bovine), or HBOC-301, for veterinary use. Hemopure is approved in South Africa for treating adult surgical patients who are acutely anemic and for eliminating, reducing or delaying the need for allogenic red blood cell transfusion in these patients. Hemopure is currently being developed, as described under “Prospectus Summary — Hemopure,” for the management of patients with cardiovascular ischemia or with acute anemia resulting from traumatic injury, including as an early intervention to provide immediate oxygen-carrying support in the out-of-hospital setting. Oxyglobin is approved by the United States Food and Drug Administration, or FDA, and the European Commission, for the treatment of anemia in dogs.

      We operate a cGMP, or current good manufacturing practices, manufacturing facility in Cambridge, Massachusetts which can produce Hemopure for clinical trials and initial market introduction and Oxyglobin for commercial sale in the United States and Europe. This facility is validated to produce up to 75,000 Hemopure units per year or, upon further validation, up to 100,000 Hemopure units per year. The facility is currently operating at a minimal production level. See “Prospectus Summary — Manufacturing Capability.”

Product Rationale and Description

      Oxygen is indispensable to the life of all human tissues. Hemoglobin, a protein normally contained within red blood cells, or RBCs, is responsible for carrying and releasing oxygen to the body’s tissues. Medical conditions such as ischemia or anemia can disrupt the delivery of oxygen to the body’s tissues. Ischemia is a decrease or lack of RBC flow to an organ or body part due to obstructed or constricted blood vessels, as in heart attack, stroke and certain medical procedures. Anemia is a shortage of RBCs caused by blood loss (e.g., from injury or surgery) or by other disorders. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.

      Our oxygen therapeutics, Hemopure and Oxyglobin, consist of hemoglobin that is extracted from bovine RBCs, purified and chemically cross-linked for stability, and formulated in a balanced salt solution. When infused, this stabilized hemoglobin carries oxygen in the plasma (the fluid part of blood) and has been shown to enhance the release of oxygen from circulating RBCs, increasing diffusion of oxygen to tissues. This stabilized hemoglobin is also smaller (<1/1000th the size of a RBC), is less viscous and more readily releases oxygen to tissues than human RBCs. Consistent with these properties, preclinical animal studies have demonstrated that this stabilized hemoglobin can carry oxygen at low pressure and can carry oxygen through constricted or partially blocked blood vessels to areas of the body that RBCs cannot reach due to their larger size. In addition, Hemopure and Oxyglobin are ultrapurified, compatible with all blood types, and stable for at least three years without refrigeration.

Hemopure®

      We are developing Hemopure for a cardiovascular indication and, in collaboration with the U.S. Naval Medical Research Center, for an out-of-hospital trauma indication. To support these priorities, we are currently conducting two Phase 2 clinical trials, one in Europe and one in South Africa.

      Hemopure was originally developed and positioned as an alternative to RBC transfusion. We have conducted 22 clinical trials to date, primarily focusing on surgical anemia. These trials enrolled more than 1,400 total patients, over 800 of whom were administered Hemopure. South Africa’s Medicines Control Council, or MCC, approved Hemopure in 2001 for the treatment of surgical patients who are acutely anemic and for eliminating, reducing or delaying the need for allogenic RBCs in these patients. Hemopure has not been approved for use in any other jurisdictions, including the United States or the European Union.

      In mid 2002, we submitted a biologics license application (BLA) to the FDA seeking U.S. regulatory approval for a similar indication in orthopedic surgery. In mid 2003, the FDA completed its review and sent us a letter containing questions and requesting more information. During a meeting with the FDA in early 2004, the FDA raised additional questions and requested the results of preclinical animal studies for its further evaluation of the BLA and as a prerequisite for further company-sponsored U.S. clinical trials of Hemopure. After analyzing these issues, we concluded that we would likely need to conduct one or more additional human clinical trials to obtain FDA approval of Hemopure.

Cardiovascular Ischemia

      In June 2004, we adopted a new strategy focused on developing Hemopure for potential indications in cardiovascular ischemia, beginning with acute myocardial infarction (AMI), and continuing development of the product for a potential trauma indication in the out-of-hospital setting where blood is not available. Consequently, our continued development of Hemopure as a red blood cell replacement in the hospital setting where blood is available has become a lower priority, which we may revisit as resources allow.

      In preparation for a meeting with the FDA, we have addressed certain previous FDA questions that are relevant to our new strategy, provided interim data from FDA-requested preclinical animal studies, and submitted the independent Data Safety Monitoring Board reports from the ongoing clinical trial in Europe. This meeting previously scheduled for December 2004 is likely to be rescheduled by the FDA. We cannot predict when we will file an IND application.

      In the treatment of ischemia Hemopure would not be used as a “blood substitute”, but rather as a therapeutic to deliver oxygen to tissues in medical applications. We are currently sponsoring a randomized, double-blind, dose-finding, multi-center, Phase 2 clinical trial in Europe to assess the safety and feasibility of Hemopure in patients with coronary artery disease. Approximately 45 patients are to be evenly randomized to intravenously receive placebo or either 15 or 30 grams of hemoglobin in the form of Hemopure before undergoing coronary angioplasty. Patient enrollment has reached approximately 65 percent as of November 12, 2004.

      Cardiovascular disease is the leading cause of death in the industrialized world. It is estimated that more than one million Americans suffer an AMI each year, about half of whom die. Although medical advances (e.g., thrombolytic drugs, stents) have improved near-term survival in heart attack patients, AMI can cause irreversible myocardial damage that develops into chronic congestive heart failure. Therefore, we believe that an unmet medical need exists for a cardioprotective treatment that can help prevent or minimize myocardial injury associated with acute coronary syndromes such as AMI. Other potential ischemia indications that might warrant future investigation include leg ischemia (e.g., wound healing, amputation), skin/tissue flap procedures, and stroke.

Trauma and Medical Readiness

      Traumatic injuries may cause massive bleeding resulting in rapid loss of oxygen-carrying capacity. Due to logistical issues, RBCs are not typically administered in emergency situations outside of the hospital; emergency caregivers administer intravenous fluids (Ringer’s lactate, saline) that restore blood volume but do not carry oxygen. If safety and effectiveness can be demonstrated to the FDA’s satisfaction, we believe that the multi-year room temperature stability, universal compatibility and other properties of Hemopure could allow it to be stockpiled, positioned abroad, and carried or stored in remote locations. These attributes may make it well suited for use on the battlefield, in ambulances, and in the Strategic National Stockpile.

      To date, Congress has appropriated $18.5 million to the Army and Navy for the development of Hemopure in potential military and civilian trauma applications.(1) Under a research agreement with Biopure, the Naval Medical Research Center (NMRC) intends to file an IND application to conduct a two-stage, randomized, standard-therapy-controlled Phase 2/3 clinical trial of Hemopure in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting.(2) The NMRC is currently preparing the IND application and conducting an FDA-requested preclinical animal study of Hemopure in uncontrolled hemorrhage with traumatic brain injury.

South Africa

      In South Africa, we are sponsoring a Phase 2 clinical trial at Johannesburg Hospital Trauma Unit to assess the safety and tolerability of Hemopure, in a hospital setting, for emergency treatment of unstable trauma patients with significant blood loss. Approximately 50 trauma patients are to be randomly assigned to receive either standard therapy resuscitation fluids (crystalloids, colloids and/or blood) or up to 10 bags of Hemopure plus standard therapy. Patient enrollment has been slow, with 20 percent of the patients enrolled to date.

      Although Hemopure is approved in South Africa for surgical anemia, it has not been offered for sale due to a contractual dispute with the former distributor. If necessary, we may withdraw from this market to reduce overhead costs and conserve our capital. We anticipate that our audited financial statements to be issued for the year ended October 31, 2004, will have additional reserves against inventory because of our status in South Africa.

      Since obtaining MCC approval, more than 330 patients in South Africa have been treated with Hemopure units that Biopure previously provided without charge. In these cases, there has been increasing use of the product in ischemic conditions, including cardiovascular, vascular, gastrointestinal and plastic surgery applications. These cases provide valuable, although anecdotal, evidence of the product’s ability to deliver oxygen to ischemic tissue.

Oxyglobin®

      Our veterinary product, Oxyglobin, is similar to Hemopure except for its molecular size distribution. The only oxygen therapeutic that has been approved by the FDA and the European Commission, Oxyglobin is indicated for the treatment of canine anemia, regardless of the cause. With over 160,000 units sold and an estimated 40,000 animals treated, the commercial use of Oxyglobin provides a proof of concept. Oxyglobin revenues in fiscal 2003 totaled $4 million. However, our fixed manufacturing costs prevent us from selling Oxyglobin at a profit. We do not expect to realize profits from sales of Oxyglobin unless and until Hemopure receives approval from the FDA or analogous foreign regulatory authorities and we are in a position to fully utilize our manufacturing capacity by generating substantial sales of Hemopure. Consequently, we have decreased production and are limiting Oxyglobin sales until such time, if ever, that we can realize economies of scale. As a result, we expect to report substantially lower product sales for fiscal 2004 and subsequent periods than reported for fiscal 2003.

Management

      In June 2004, Biopure’s then newly appointed President and CEO Zafiris G. Zafirelis restructured the executive management team and appointed external senior advisors to supplement the company’s capabilities. At the same time, the company eliminated positions to reduce costs. Mr. Zafirelis, who has nine

      (1) $5,102,900 of this amount is from Grant DAMD 17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick, MD 21702-5014, is the awarding and administering acquisition office.
      (2) Completion of the proposed Phase 2/3 out-of-hospital clinical trial of Hemopure in trauma is contingent upon further program funding.

years of CEO experience in the interventional cardiology industry, has assembled a medical advisory board of respected cardiologists to help guide Biopure in developing Hemopure for cardiovascular indications. Dr. Martin B. Leon chairs this advisory board and is also acting as Biopure’s chief medical director on a consulting basis. Dr. Leon is chairman of the Cardiovascular Research Foundation, associate director of The Center for Interventional Vascular Therapy and professor of medicine at New York-Presbyterian Hospital/ Columbia University Medical Center.

Intellectual Property

      We have a strong intellectual property position that includes 24 U.S. and more than 60 foreign patents relating to our oxygen therapeutics, which cover product composition, purity, manufacturing processes, room temperature stability and methods of use. Key claims in the U.S. patents are not limited by the source of hemoglobin (e.g., animal, human or genetically derived).

Manufacturing Capability

      Our primary manufacturing facility in Cambridge, Massachusetts is supported by ancillary facilities in Souderton, Pennsylvania and Dover, New Hampshire, and has a validated annual production capacity of 75,000 Hemopure units (250 ml/unit) or approximately 263,000 Oxyglobin units (125 ml/unit) or 500,000 of the smaller Oxyglobin bags (60 ml/unit). This capacity can be used for any combination of Oxyglobin and Hemopure units. The Cambridge facility could produce an estimated 100,000 Hemopure units per year upon further validation. We have also completed most of the engineering for anticipated future construction of a new manufacturing plant designed to produce 500,000 Hemopure units per year.

      To control overhead costs, we significantly reduced our manufacturing staff during fiscal 2003 and 2004. Our current staffing level can support the manufacture of up to 1,500 Hemopure units or 5,300 larger Oxyglobin units or 10,000 of the smaller Oxyglobin bags per year or any combination thereof.

Financial Position

      At July 31, 2004, we had cash and cash equivalents of approximately $4.0 million, total current assets of approximately $12.0 million and total current liabilities of approximately $3.8 million. Our cash and cash equivalents on August 31, 2004, after payment of certain payroll, lease and trade obligations and the annual premium of approximately $1.6 million for director and officer insurance, was approximately $400,000. In September 2004, we received approximately $9.5 million, including $7.0 million in net proceeds from the sale of common stock and warrants to institutional and individual investors and approximately $2.5 million in payments from past congressional appropriations administered by the U.S. Army. Under our current operating plan, our cash on hand is expected to fund operations through January 2005.

      We believe we will need to raise approximately $20 million to fund operations through fiscal 2005. We intend to seek additional capital through sales of equity securities and, if appropriate, to consider strategic collaborations for sharing development and commercialization costs. We also plan to continue to aggressively manage expenses, including by further staff reductions if necessary. Since September 2003, our workforce has decreased from 246 employees at September 30, 2003, to 69 employees at October 31, 2004. During this time, we have also decreased other marketing and manufacturing-related expenditures and deferred capital expenditures.

RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS AND UNCERTAINTIES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD SUFFER. IN THAT EVENT THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IN OUR SECURITIES. THE RISKS DISCUSSED BELOW ALSO INCLUDE FORWARD-LOOKING STATEMENTS; OUR ACTUAL RESULTS AND ACTUAL EVENTS MAY DIFFER SUBSTANTIALLY FROM THOSE DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS.

Company Risks

We have a history of losses and expect future losses.

      We have had annual losses from operations since our inception in 1984. In the fiscal years ended October 31, 2001, 2002 and 2003, we had losses from operations of $52,957,000, $46,657,000 and $47,312,000, respectively. We had a loss from operations of $32,505,000 in the nine-month period ended July 31, 2004, and we had an accumulated deficit of $461,049,000 as of July 31, 2004. We anticipate that we will continue to generate losses for the next several years. Even if Hemopure were to be approved by the FDA or the analogous European regulatory authorities, we may not be able to achieve profitable operations.

We require significant funding in the near term to continue to operate. We will require stockholder approval to increase our authorized common stock in order to raise funds through any additional capital stock offerings.

      For us to continue to operate we require significant funding. To fund operations beyond January, 2005, we expect that we will need to raise funds before that time. Sufficient funds may not be available to us from any offering, or otherwise on terms that we deem acceptable, if they are available at all.

      We have requested stockholder approval to increase our authorized capital stock to raise additional funding. We have submitted proposals to our stockholders to increase our authorized common stock and preferred stock. In addition, we are required under the Nasdaq Stock Market’s marketplace rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20 percent of Biopure’s total shares of common stock or voting power at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by Nasdaq. We have submitted such a proposal to our stockholders for action at a special meeting. We cannot assure you that we will be successful in obtaining any required stockholder approval, or if such approval is obtained that we will be successful in raising additional funds, if they are available at all, on terms that we deem acceptable or in an amount that would enable us to continue to operate for any period of time.

Our auditors have modified their report on our most recently completed fiscal year with respect to our ability to continue as a going concern, and we expect that the audit report of our independent auditor on our consolidated financial statements for fiscal 2004 will include a going concern modification, which may significantly hurt our ability to raise new capital.

      Our funds on hand and forecast sales at October 31, 2003 were not sufficient to fund our operations through the third quarter of fiscal 2004 and, as a result, the audit report of Ernst & Young LLP, our independent auditor, on our fiscal 2003 consolidated financial statements includes a going concern modification. This modification states that “the Company’s recurring losses from operations and the current lack of sufficient funds to sustain its operations through the third quarter of fiscal 2004 raise substantial doubt about its ability to continue as a going concern.”

      We expect that the audit report of our independent auditor on our consolidated financial statements for fiscal 2004 will again include a going concern modification. The inclusion of a going concern modification in Ernst & Young LLP’s audit opinion may materially and adversely affect our stock price and our ability to raise new capital that is needed to fund operations.

      Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our consolidated financial statements as a result of the going concern modification to the report of our independent auditor. If we become unable to continue as a going concern, we could have to liquidate our assets, which means that we are likely to receive significantly less for those assets than the values at which such assets are carried on our consolidated financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

Failure to raise sufficient additional funds will significantly impair or possibly cause us to cease the development, manufacture and sale of our products and our ability to operate.

      The development and regulatory processes for seeking and obtaining approval to market Hemopure in the United States and the European Union have been and will continue to be costly. We will require substantial working capital, in addition to the funds sought hereby, to develop, manufacture and sell Hemopure and to finance our operations until such time, if ever, as we can generate positive cash flow. We will also require substantial additional funding to continue working on questions raised by the FDA arising out of our previously-submitted BLA for an orthopedic surgery indication and to conduct additional human clinical trials for Hemopure. If Hemopure is approved by the FDA or the analogous European regulatory authorities, we expect that we will need to increase our manufacturing capacity, for which we will require significant additional funding. If additional financing is not available when needed or is not available on acceptable terms, we may be unable to successfully develop or commercialize Hemopure or to continue to operate. A sustained period in which financing is not available could force us to go out of business and/or to file for bankruptcy protection.

If we cannot retain the personnel we need, our costs will rise significantly. If we cannot hire or retain the best people, our operations will suffer.

      We appointed a new president and chief executive officer in June 2004 and formed an operating team, that includes our CEO and outside consultants, to assist us in our clinical, regulatory and operations functions. Thus, we currently rely to a significant extent on outside consultants for several key roles, which may be a less cost-effective alternative than hiring employees for these positions. We expect that, in the future, we will need to recruit and retain personnel for several important positions. We may be unable to do so because of our inability to raise additional capital.

We may fail to obtain FDA approval for Hemopure, in which event we cannot market Hemopure in the United States, which would have negative consequences for the Company as a whole.

      We will not be able to market Hemopure in the United States unless and until we receive FDA approval. In pursuing both the cardiac and trauma indications for Hemopure, as a prerequisite to further clinical trials for Hemopure sponsored by us in the United States, we intend to continue to address, and will seek to respond as soon as practicable to, the FDA’s safety and other questions arising out of our previously-submitted BLA for an orthopedic surgery indication. Addressing these questions requires considerable data gathering and analysis. We must rely on contractors to complete some of the work. We have been delayed, and could be further delayed, in responding either by the contractors’ failure or inability to timely complete their tasks, or by other unanticipated delays or difficulties. Accordingly, at this time we do not know whether or when we will be able to respond fully to all of these questions and issues raised by the FDA. Furthermore, the FDA may find that responses we may give do not adequately address its questions and that the results of pre-clinical animal studies the FDA has asked for do not adequately address its concerns.

      Moreover, even if we adequately address the FDA’s questions, we will need to obtain FDA acceptance of the protocols for, and complete, human clinical trials to obtain FDA approval for Hemopure for cardiac and trauma indications, and most likely for the orthopedic surgery indication proposed in our previously-submitted BLA (i.e., if and when we revisit the orthopedic indication). In the case of the cardiovascular indication, we expect to file with the FDA an investigational new drug application, or IND, and may only commence human clinical trials for this indication if we are able to satisfy any objections the FDA raises. Accordingly, we do not know whether or when we will be able to commence a U.S. clinical trial of Hemopure for a cardiac indication, or that we will be able to conduct or satisfactorily conclude additional clinical trials required to obtain FDA marketing authorization for this indication. In the case of the trauma indication, the Navy Medical Research Center, or NMRC, is taking primary responsibility for designing and seeking FDA acceptance of a two-stage Phase 2/3 clinical protocol for trauma in the out-of-hospital setting and is expected to be principally responsible for conducting the trial. The FDA may delay or withhold such acceptance, or if it grants such acceptance and the trial is commenced and concluded, the results of the trial may not support marketing authorization of Hemopure for the proposed trauma indication. Similarly, in the case of our previously-submitted BLA for the orthopedic surgery indication, we would most likely be required to conduct additional clinical trials, the design of which would be subject to FDA review, and the results of such trials may not support marketing authorization.

      In addition, future governmental action or existing or changes in FDA policies or precedents may result in delays or rejection of an application for marketing approval. The FDA has considerable discretion in determining whether to grant marketing approval for a drug, and may delay or deny approval even in circumstances where the applicant’s clinical trials have proceeded in compliance with FDA procedures and regulations and have met the established end points of the trials. Despite all of our efforts, the FDA could refuse to grant marketing authorization for Hemopure. Challenges to FDA determinations are generally time consuming and costly, and rarely succeed. We can give no assurance that we will obtain FDA marketing authorization for Hemopure for any indication, and the failure to obtain any approval would have severe negative consequences for our company.

If we fail to obtain regulatory approvals in foreign jurisdictions, we will not be able to market Hemopure abroad.

      We also intend to seek to market Hemopure in international markets, including the European Union. Whether or not FDA marketing authorization has been obtained, we must obtain separate regulatory approvals in order to market our products in the European Union and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions, and the time needed to secure marketing approvals may be longer than that required for FDA approval. These applications may require the completion of additional pre-clinical and clinical studies and disclosure of information relating to manufacturing and controls. Approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time. We can give no assurance that we will obtain marketing authorization for Hemopure in any foreign jurisdiction other than that already obtained in South Africa.

Clinical trials are extremely costly and subject to numerous risks and uncertainties.

      To gain regulatory approval from the FDA and analogous European regulatory authorities for the commercial sale of any product, including Hemopure, we must demonstrate in clinical trials, and satisfy the FDA and foreign regulatory authorities as to, the safety and efficacy of the product. Clinical trials are expensive and time-consuming, as is the regulatory review process. Clinical trials are also subject to numerous risks and uncertainties not within our control. For example, data we obtain from pre-clinical and clinical studies are susceptible to varying interpretations that could impede regulatory approval. Further, some patients in our clinical trials may have a high risk of death, age-related disease or other adverse medical events that may not be related to our product. These events may affect the statistical analysis of the safety and efficacy of our product. If we obtain marketing authorization for a product, the authorization will be limited to the indication for which our clinical trials have demonstrated the product is safe and effective.

      In addition, many factors could delay or result in termination of ongoing or future clinical trials. Results from ongoing or completed pre-clinical or clinical studies or analyses could raise concerns over the safety or efficacy of a product candidate. For example, in April, 2003, the FDA placed our proposed Phase 2 clinical trial of Hemopure for the treatment of trauma on clinical hold citing safety concerns based on a review of data from our Phase 3 clinical trial in patients undergoing surgery. We cannot assure investors that the FDA will not place other clinical trials we sponsor on hold in the future. A clinical trial may also experience slow patient enrollment or insufficient drug supplies. Patients may experience adverse medical events or side effects, and there may be a real or perceived lack of effectiveness of, or of safety issues associated with, the product we are testing.

      We may not have the financial resources to fund required trials and our operations until FDA marketing authorization for Hemopure is obtained, if ever.

We cannot expand indications for Hemopure unless we receive FDA approval for each proposed indication.

      The FDA requires a separate approval for each proposed indication for the use of Hemopure in the United States. In order to market Hemopure for more than one indication, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. If the FDA approves Hemopure for an indication, it may require a label cautioning against Hemopure’s use for indications for which it has not been approved.

The Securities and Exchange Commission staff has preliminarily determined to recommend a civil injunctive proceeding against us and several of our former and current officers and directors. We and several of our former and current directors and officers are subject to consolidated class action lawsuits and we and seven of our former and current directors are subject to consolidated derivative actions.

      During the fourth quarter of fiscal 2003, we were notified of a confidential investigation by the Securities and Exchange Commission. On December 22, 2003, we and our former chief executive officer and board member and our former senior vice president, regulatory and operations, each received a “Wells Notice” from the SEC staff indicating the staff’s preliminary determination to recommend that the SEC bring a civil injunctive proceeding against the Company and such former officers. On April 29, 2004, our current chairman, a former director, our current chief technology officer and our current general counsel each also received a Wells Notice from the SEC staff indicating the staff’s preliminary determination to recommend that the SEC bring a civil injunctive proceeding against them. We have responded in writing to the “Wells Notice” received by the Company explaining why the SEC ought not to bring a proceeding. The investigation is ongoing and, to our knowledge, no formal recommendation has been made to date and we do not know what action, if any, the SEC staff may finally recommend.

      Following our announcement of the Wells Notices, a number of class action lawsuits, subsequently consolidated, were filed against us and several of our former and current executive officers. In addition, all members of our board of directors as of December 22, 2003 and the Company are named as defendants in two derivative actions filed in January of 2004, and subsequently consolidated, claiming that such directors breached fiduciary duties in connection with the same disclosures that are the subject of the class action lawsuits. Details about the SEC investigation, the class actions and the derivative actions are contained in our most recent report on Form 10-Q which is incorporated herein by reference. We believe the class action lawsuits and derivative actions are without merit, and we intend to defend against them vigorously.

      There can be no assurance as to the outcome of any of these proceedings. Members of our board of directors and management may spend considerable time and effort cooperating with the SEC in its investigation and defending the class action lawsuits and derivative actions, which may adversely affect our business, results of operations and financial condition. We may incur substantial costs in connection with these proceedings, including significant legal expenses, fines, judgments or settlements that exceed the amount of, or are not covered by, our insurance policies. In addition, the uncertainty about the possible effect of these matters on our financial condition may adversely affect our stock price and our ability to raise capital.

The SEC proceedings may harm our business and financial condition if they result in substantial fines, judgments or settlements that exceed the amount of coverage under our insurance policies, or if such fines, judgments or settlements are not covered by our insurance policies.

      Our director and officer liability insurance policies provide limited liability protection relating to the SEC investigation, the securities class actions and derivative lawsuits against us and certain of our current and former officers and directors. If these policies do not adequately cover expenses and liabilities relating to these proceedings, our financial condition could be materially harmed. The lawsuits and SEC investigation may make renewal of our director and officer liability insurance in July 2005 or thereafter expensive or unavailable. Increased premiums could materially harm our financial results in future periods. The inability to obtain this coverage due to its unavailability or prohibitively expensive premiums would make it more difficult to retain and attract officers and directors and expose us to potentially self-funding potential future liabilities ordinarily mitigated by director and officer liability insurance.

If we cannot find appropriate marketing partners, we may not be able to market and distribute Hemopure effectively.

      Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the event that we obtain FDA approval of Hemopure, we may choose initially to market Hemopure using an independent distributor. Any such distributor:

•	might not be successful in marketing Hemopure;

•	might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

•	might terminate its agreement with us and abandon our products at any time whether or not permitted by the applicable agreement.

      If we do not enter into a satisfactory distributorship agreement, we may be required to seek an alternative arrangement such as an alliance with a pharmaceutical company, or recruiting, training and retaining a marketing staff and sales force of our own. We may not be successful in obtaining satisfactory distributorship agreements or entering into alternative arrangements. If we fail to establish a revenue stream in South Africa, we might have to withdraw from that market.

If we cannot generate adequate, profitable sales of Hemopure, we will not be successful.

      To succeed, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing Hemopure, establishing its safety and efficacy and seeking marketing approval. Uncertainty exists regarding the potential size of the market for Hemopure and the price that we can charge for it. Additionally, the size of the market will be affected by the indication(s) for which Hemopure is approved and will be greatly reduced if reimbursement for the cost of Hemopure is not available from health insurance companies or government programs.

If we cannot obtain market acceptance of Hemopure, we will not be able to generate adequate, profitable sales.

      Even if we succeed in obtaining marketing approval for Hemopure, a number of factors may affect future sales of our product. These factors include:

•	whether and how quickly physicians accept Hemopure as a cost-effective and therapeutic alternative to other products; and

•	whether medical care providers or the public accept the use of a bovine-derived protein in transfusions or as a therapeutic in cardiovascular disease, particularly in light of public perceptions in the United States, Europe and elsewhere about the risk of “mad cow disease.”

If we fail to comply with good manufacturing practices, we may not be able to sell our products.

      To obtain the approval of the FDA and analogous European regulatory authorities to sell Hemopure, we must demonstrate to them that we can manufacture Hemopure in compliance with the applicable good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to inspections of the FDA and analogous European regulatory authorities at any time to determine whether we are in compliance with GMP requirements. If we fail to manufacture in compliance with GMPs, these regulatory authorities may refuse to approve Hemopure or may take other enforcement actions with respect to Hemopure.

The manufacturing process for Hemopure is complicated and time-consuming, and we may experience problems that would limit our ability to manufacture and sell Hemopure.

      Our products are biologics and require product characterization steps that are more complicated, time-consuming and costly than those required for most chemical pharmaceuticals. Accordingly, we employ multiple steps to attempt to control the manufacturing processes. Minor deviations in these manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, product recalls or product liability, all of which could negatively impact our results of operations.

If we were unable to utilize any of our facilities, we would not be able to manufacture for an extended period of time.

      We manufacture at a single location located in Massachusetts with ancillary facilities in Pennsylvania and New Hampshire. Damage to any of these manufacturing facilities due to fire, contamination, natural disaster, power loss, riots, unauthorized entry or other events could cause us to cease manufacturing. For example, if our Massachusetts manufacturing facility were destroyed, it could take approximately two years or more to rebuild and qualify it. In the reconstruction period, we would not be able to manufacture product and thus would have no supply of Hemopure for research and development, clinical trials or sales following exhaustion of finished goods in inventory. A new facility would take longer to construct.

If Hemopure receives regulatory approval, we must expand our manufacturing capacity to develop our business, which will require substantial third party financing. Failure to increase our manufacturing capacity may impair Hemopure’s market acceptance and prevent us from achieving profitability.

      If Hemopure is approved by the FDA or the analogous European regulatory authorities, we will need to construct new manufacturing capacity to develop our business. The increase in our manufacturing capacity is dependent upon our obtaining substantial financing from third parties. Third parties can be expected to be unwilling to commit to finance a new manufacturing facility so long as we do not have approval of the FDA or the analogous European regulatory authorities to market Hemopure. We cannot assure you that sufficient financing for new manufacturing capacity will be available or, if available, will be on terms that are acceptable to us. We expect that, once we have the required significant financing in place, it would take 30 to 36 months, or more, to build a large Hemopure manufacturing facility and to qualify and obtain facility approval from the FDA and analogous European regulatory authorities.

We will face risks, including the risk of scale-up of our processes, in the construction of any new manufacturing capacity, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product.

      If Hemopure is approved for marketing in a major market and receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. The manufacturing processes we currently employ to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to build our business or operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and may choose not to use Hemopure even after we have addressed our capacity shortage.

Our lack of operating history makes evaluating our business difficult.

      Proceeds from the sales of equity securities, payments to fund our research and development activities, licensing fees, and interest income have provided almost all of our funding to date. We have no operating history of selling Hemopure upon which to base an evaluation of our business and our prospects.

If we are not able to protect our intellectual property, competition could force us to lower our prices, which might reduce profitability.

      We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Accordingly, the success of our business will depend, in part, upon our ability to defend our intellectual property against infringement by third parties. We cannot guarantee that our intellectual property rights will protect us adequately from competition from similar products or that additional products or processes we discover or seek to commercialize will receive adequate intellectual property protection.

      In addition, third parties may successfully challenge our intellectual property. For example, one of our European patents was the subject of an opposition proceeding. A competitor may seek to employ arguments made during the opposition to challenge claims in other issued patents that are in the same patent family, including United States patents. We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the United States and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

Failure to avoid infringement of others’ intellectual property rights could impair our ability to manufacture and market our products.

      We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their intellectual property rights. Several third parties hold patents with claims to compositions comprising polymerized hemoglobin and their methods of manufacture and use. One or more of these third parties may assert that our activities infringe claims under an existing patent. Such a claim could be asserted while we are still developing or marketing Hemopure. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the challenged trademark, product or manufacturing process. Any such result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to operate profitably.

      There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license alternative non-infringing trademarks, products, or manufacturing processes, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize Hemopure would seriously harm our business and prospects.

Our profitability will be adversely affected if we incur product liability claims in excess of our insurance coverage.

      The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $20,000,000. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

Replacing our sole source suppliers for key materials could result in unexpected delays and expenses.

      We obtain some key materials, including membranes and chemicals, and services from sole source suppliers. All of these materials are commercially available elsewhere. If such materials or services were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we need to locate a new supplier, the substitute or replacement materials or facilities will need to be tested for equivalency. Such equivalency tests could significantly delay development of a product, delay or limit commercial sales of FDA-approved products, if any, and cause us to incur additional expense.

      We obtain bovine hemoglobin from one abattoir and from herds that are located in two states of the United States. We cannot predict the future effect, if any, on us of the recent discovery of “mad cow” disease in the United States. Any quarantine affecting herds that supply us or a shut down of the abattoir we source from could have a material adverse effect on us, as we would have to find, validate and obtain FDA approval of new sources of supply or new facilities.

Recently enacted changes in the securities laws and regulations are likely to increase our costs.

      The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the Nasdaq have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has increased our legal and financial and accounting costs, and we expect these increased costs to continue. These developments may make it more difficult and more expensive for us to obtain director and officer liability insurance. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

      As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending October 31, 2005. If our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of October 31, 2005 and future year-ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of your securities.

Provisions of our Restated Certificate of Incorporation and by-laws could impair or delay stockholders’ ability to replace or remove our management and could discourage takeover transactions that a stockholder might consider to be in its best interest.

      Provisions of our restated certificate of incorporation and by-laws, as well as our stockholders rights plan, could impede attempts by stockholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

•	Our Restated Certificate of Incorporation does not permit stockholders to take action by written consent and provides for a classified board of directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

•	Our stockholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20 percent of our Class A common stock from doing so without obtaining our agreement to redeem the rights. If our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution.

Industry Risks

Intense competition could harm our financial performance.

      The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to, or alternatives to, Hemopure for orthopedic surgery, trauma or cardiac disease indications. We are aware that at least one public company competitor, Northfield Laboratories Inc., is in the advanced stages of developing a hemoglobin-based oxygen carrier produced from human blood that has passed its expiration date for human transfusion. Northfield’s product is in a Phase 3 clinical trial for a trauma indication. We are also aware that companies are conducting preclinical studies and clinical trials of hemoglobin-based or perfluorocarbon oxygen carriers. The products being developed by these companies are intended for use in humans and as such could compete, if approved by regulatory authorities, with Hemopure. We could also encounter competition in the cardiovascular indication from certain medical devices and drugs on the market or currently under development.

      Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

•	are conducting preclinical studies and clinical trials of their products;

•	might have or be able to access substantially greater resources than we have and be better equipped to develop, manufacture and market their products;

•	may have their products approved for marketing prior to Hemopure; and

•	may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, ongoing government regulation and inspection of our products could lead to delays in the manufacture, marketing and sale of our products.

      The FDA and comparable foreign regulatory authorities continue to regulate products even after they receive marketing authorization. If the FDA or comparable foreign regulatory authorities approve Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and the FDA’s general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA and comparable foreign regulatory authorities for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA or comparable foreign regulatory authorities could withdraw a previously approved product from the applicable market(s) upon receipt of newly discovered information. Furthermore, the FDA or comparable foreign regulatory authorities could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications. Also, unanticipated changes in existing regulations or the adoption of new regulations could affect and make more expensive the continued manufacturing and marketing of our products.

Health care reform and controls on health care spending may limit the price we can charge for Hemopure and the amount we can sell.

      The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Hemopure in large quantities at profitable pricing in the United States and abroad.

Uncertainty of third-party reimbursement could affect our profitability.

      Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. Even if Hemopure is approved for marketing, there is no guarantee that governmental health care programs or private health insurers would reimburse for purchases of Hemopure, or reimburse a sufficient amount to permit us to sell Hemopure at high enough prices to generate a profit.

Investment Risks

We may not continue to qualify for listing on the Nasdaq National Market, which may cause the value of your investment in our company to substantially decrease.

      We may be unable to meet the listing requirements of the Nasdaq National Market, or Nasdaq NM, in the future. To maintain our listing on the Nasdaq NM, we are required, among other things, to maintain a minimum bid price per share of at least $1.00. In June 2004, we received notice from the Nasdaq NM that the daily minimum bid price of our Class A common stock fell, and remained below, $1.00 for 30 consecutive business days. As a result, we are out of compliance with the $1.00 minimum bid price for continued inclusion of our Class A common stock in the Nasdaq NM. We have until December 14, 2004 to regain compliance, and we will have an additional 180 calendar days, if at December 14, 2004 we meet the initial listing criteria for the Nasdaq NM other than the bid price requirement. On November 12, 2004, we were in compliance with the initial listing criteria other than the minimum bid price. We may not be able to regain compliance with the minimum bid price requirement of the Nasdaq NM. If we are unable to regain compliance within the required period, and are further unable to meet the criteria for initial inclusion on the Nasdaq NM through other measures to increase our per share bid price, our Class A common stock may be delisted from the Nasdaq NM. Delisting from the Nasdaq NM would adversely affect the trading price and limit the liquidity of our common stock and therefore cause the value of your investment in our company to substantially decrease.

If we sell additional shares, our stock price may decline as a result of the dilution which will occur to existing stockholders.

      Until we are profitable, we will need significant additional funds to develop our business and sustain our operations. Any additional sales of shares of our common stock are likely to have a dilutive effect on our then existing stockholders. Subsequent sales of these shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares we may need to issue in the future to raise the same dollar amount and consequently further diluting our outstanding shares. These future sales could also have an adverse effect on the market price of our shares and could result in additional dilution to the holders of our shares.

      The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

      If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impair our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from the Nasdaq NM.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

      We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Substantially all of our outstanding shares of Class A common stock are freely tradeable in the public market, unless acquired by our affiliates. Other shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our stock price has been and may continue to be highly volatile, which may adversely affect holders of our stock and our ability to raise capital.

      The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2001 through November 12, 2004, the trading price of our stock has ranged from a low of $0.32 per share (on September 13, 2004) to a high of $20.30 per share (on November 6, 2001). Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, the following:

•	failure to identify and hire permanent key personnel;

•	loss of key personnel;

•	an inability to obtain or the perception that we will be unable to obtain adequate financing to fund our operations;

•	FDA action or delays in FDA action on Hemopure or competitors’ products;

•	the outcome of SEC investigations, or any litigation or threatened litigation;

•	publicity regarding actual or potential medical results relating to products under development by us or our competitors;

•	actual or potential pre-clinical or clinical trial results relating to products under development by us or our competitors;

•	delays in our testing and development schedules;

•	events or announcements relating to our relationships with others, including the status of potential transactions with investors, licensees and other parties;

•	announcements of technological innovations or new products by our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	regulatory developments in the United States and foreign countries;

•	economic and other factors, as well as period-to-period fluctuations in our financial results;

•	market conditions for pharmaceutical and biotechnology stocks; and

•	communications from the Nasdaq NM concerning delisting or potential delisting.

      External factors may also adversely affect the market price for our common stock. Our common stock currently trades on the Nasdaq NM under the symbol “BPUR.” The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on the Nasdaq NM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

      These forward-looking statements involve risks and uncertainties. There can be no assurance that we will be able to commercially develop our oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, Biopure’s stage of product development, history of operating losses and accumulated deficits, and uncertainties and delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations, as well as the other risks and uncertainties described under “Risk Factors” beginning on page 8 of this prospectus.

      We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

DESCRIPTION OF PREFERRED STOCK

      The following description of the terms of the preferred stock sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to any series of preferred stock so offered will be described in the prospectus supplement relating to that preferred stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law, the provisions of the Restated Certificate of Incorporation of the Company as amended, also referred to as the Charter, and the Certificate of Designation relating to a particular series of preferred stock which will be in the form filed or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of that series of preferred stock.

General

      Under our Charter and our by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, our Board of Directors is authorized without further shareholder action to adopt resolutions, by an affirmative vote of a majority of the Board, providing for the issuance of up to 30,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix by resolution any of the powers, designations, preferences and relative dividend participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each such series. The Company has submitted a proposal to its stockholders to increase the number of authorized shares of preferred stock from 30,000,000 to 90,000,000. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of the date of this prospectus, we had no shares of preferred stock outstanding.

      The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms thereof, including, where applicable:

•	the title, designation, number of shares and stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rates, if any (or method of calculation), whether that rate is fixed or variable or both, and the dates on which dividends will be payable, whether those dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	the dates on which the preferred stock will be subject to redemption and the applicable redemption prices;

•	any redemption or sinking fund provisions;

•	the convertibility or exchangeability of the preferred stock;

•	if other than United States dollars, the currency or currencies (including composite currencies) in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to that calculation;

•	the place where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

      The federal income tax consequences and special considerations applicable to any series of preferred stock will be generally described in the prospectus supplement related thereto.

Rank

      Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of preferred stock.

Dividends

      Holders of preferred stock of each series will be entitled to receive cash dividends, when and as declared by our Board of Directors out of our assets legally available for payment, at those rates and on the dates as will be set forth in the prospectus supplement relating to that series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or a duly authorized committee thereof. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination. Those rates may be fixed or variable or both. Dividends on any series of the preferred stock may be cumulative or noncumulative as provided in the prospectus supplement relating thereto. Except as provided in the related prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Rights

      Unless otherwise stated in the related prospectus supplement, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to that series of preferred stock upon liquidation, liquidating distributions in an amount set forth in the prospectus supplement related to that series of preferred stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if that series of the preferred stock is cumulative, for all dividend periods prior thereto, all as set forth in the prospectus supplement with respect to that series of preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, amounts payable with respect to a series of preferred stock and any other shares of our capital stock ranking pari passu as to any distribution with that series of preferred stock are not paid in full, holders of that series of preferred stock and of such other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Redemption and Sinking Fund

      The terms, if any, on which shares of a series of preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the prospectus supplement relating to that series.

Voting Rights

      The voting rights attaching to any series of preferred stock will be described in the applicable prospectus supplement.

Conversion and Exchange Rights

      The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable will be set forth in the prospectus supplement relating thereto. The prospectus supplement will describe the securities or rights into which the shares of preferred stock are convertible or exchangeable (which may include other preferred stock, debt securities, depositary shares, common stock or other of our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which those conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Those terms may include provisions for conversion or exchange, the exchange or conversion period, provisions as to whether the conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the consideration to be received by holders of that series of preferred stock would be calculated.

Transfer Agent and Registrar

      The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be designated in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

      The following description of the terms of the common stock sets forth certain general provisions of the common stock as contained in our Charter and by-laws and is qualified in its entirety by reference to Delaware law and our Charter and by-laws in their entirety.

Class A Common Stock

      We are currently authorized to issue up to 100,000,000 shares of Class A common stock, par value $0.01 per share. We have submitted a proposal to our stockholders to increase the amount of authorized Class A common stock to 200,000,000 shares. As of November 12, 2004, there were 69,951,982 shares of our Class A common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our Class A common stock is listed on the Nasdaq Stock Market under the symbol “BPUR.”

      The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.

      Upon any liquidation, dissolution or winding up of Biopure, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

      Holders of Class A common stock do not have preemptive rights or cumulative voting rights.

Class B Common Stock

      We are currently authorized to issue up to 179 shares of Class B common stock, par value $0.01 per share. As of November 12, 2004, there were 117.7 shares of our Class B common stock outstanding. All outstanding shares of our Class B common stock are fully paid and nonassessable. Our Class B common stock is not listed on any national stock exchange.

      Except as required by law, the holders of Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.

      The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 1,272,119 and the minimum is 646,660. We will not issue any additional shares of Class B common stock.

      In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B common stock are entitled to ratable distribution on an as-converted basis, with the holders of the Class A common stock, of the assets available for distribution to our stockholders. For this purpose, the currently outstanding shares of Class B common stock would be convertible into approximately 1,052,395 shares of Class A common stock.

DESCRIPTION OF WARRANTS

      The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. Particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the prospectus supplement relating thereto. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement relating to each series of warrants, which will be in the form filed or incorporated by reference in the registration statement at or prior to the time of the issuance of such series of warrants.

General

      We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof, which we refer to as, collectively, the Underlying Warrant Securities. The warrants may be issued independently or together with any series of Underlying Warrant Securities and may be attached or separate from the Underlying Warrant Securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

      The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants may be payable;

•	the designation and terms of the Underlying Warrant Securities purchasable upon exercise of the warrants and the number of such Underlying Warrant Securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the Underlying Warrant Securities with which the warrants are issued and the number of the warrants issued with each Underlying Warrant Security;

•	if applicable, the date on and after which the warrants and the related Underlying Warrant Securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

      The warrant agreement for a series of warrants may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

      This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

      The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

•	our Quarterly Reports on Form 10-Q for each of the quarterly periods ended January 31, 2004, April 30, 2004 and July 31, 2004;

•	our Current Reports on Form 8-K filed on December 26, 2003, January 8, 2004, February 26, 2004, September 10, 2004, September 16, 2004 and October 14, 2004;

•	the description of the class A common stock contained in Biopure’s Registration Statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement in Form 8-A/ A filed on July 26, 1999; and

•	the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 4, 1999.

      You may obtain copies of these filings, at no cost, at the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Biopure Corporation

Attention: Secretary
11 Hurley Street
Cambridge, MA 02141
Telephone: (617) 234-6500

      Except for the SEC filings that are incorporated by reference, the information contained on our website is not a part of this prospectus.

USE OF PROCEEDS

      Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, without limitation, repurchases or redemptions of our outstanding debt securities or other reductions of our outstanding borrowings, working capital, business acquisitions or other strategic alliances, investments in or loans to subsidiaries, capital expenditures or for such other purposes as may be specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

      The Company had pre-tax losses and no fixed charges or preference dividends for the last five fiscal years and for the nine-month period ended July 31, 2004.

PLAN OF DISTRIBUTION

      We may sell or issue shares of common stock and warrants, from time to time, by any method permitted by the Securities Act of 1933, including in the following ways:

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	upon the exercise of warrants or options, the conversion of convertible indebtedness or other convertible securities or the repayment of indebtedness that is repayable, at our option, in common stock;

•	through agents;

•	in privately negotiated transactions;

•	to certain persons in order to settle litigation and other claims or to satisfy judgments or other awards; and

•	in any combination of these methods of sale or issuance.

      The applicable prospectus supplement will set forth the specific terms of the offering of common stock and/or warrants, including the name or names of any underwriters, dealers or agents; the purchase price of the securities and the proceeds to us from the sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and the initial offering price to the public and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the common stock may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the common stock or warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      Any underwriters to whom common stock or warrants are sold for public offering and sale may make a market in the common stock or warrants, but the underwriters will not be obligated to do so and may discontinue any market making at any time and without notice. In connection with any offering, persons participating in the offering, such as any underwriters, may purchase and sell common stock or warrants in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock or warrants, and syndicate short positions involve the sale by underwriters of a greater number of shares of common stock or warrants than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market or otherwise.

      Offers to purchase common stock or warrants may be solicited by agents designated by us from time to time. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Broker-dealers or agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the common stock or warrants. Accordingly, any commission, discount or concession received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the shares of common stock or warrants will be offered or sold.

      If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

      If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. If underwriters are utilized in the sale of the securities, the securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

      Our common stock or warrants may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, unless otherwise stated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all shares of common stock or warrants offered if any are purchased.

      We may grant to the underwriters options to purchase additional shares of common stock or warrants to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock or warrants may be limited to not simultaneously engaging in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.

      When we elect to make a particular offer of the shares of common stock or warrants which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation and any other required information.

      Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      We will bear all costs, expenses and fees in connection with the registration of the common stock and warrants, as well as the expense of all commissions and discounts, if any, attributable to the sales of the common stock or warrants by us.

LEGAL MATTERS

      The validity of the issuance of the securities offered in this prospectus will be passed upon for Biopure by our general counsel, Jane Kober. As of November 12, 2004, Jane Kober Esq., Senior Vice President, General Counsel and Secretary of the Company, held 13,290 shares of common stock and options to purchase 296,673 shares of common stock.

      If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

      Ernst & Young LLP, Independent Registered Public Accounting Firm, have audited our consolidated financial statements included in our Annual Report (Form 10-K/ A) for the year ended October 31, 2003, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

BIOPURE CORPORATION
Common Stock
Warrants

PROSPECTUS